Exhibit 10.1

BORROWER NAME: THE ANDERSONS RAILCAR LEASING COMPANY LLC - SYNDICATED LNS
DEAL CUSIP: 03416UAA3
FACILITY CUSIP: 03416UAB1

AMENDED AND RESTATED REVOLVING ASSET BASED LOAN AGREEMENT,

dated as of August 2, 2018
among

THE ANDERSONS RAILCAR LEASING COMPANY LLC,
as Borrower,

THE ANDERSONS RAILCAR COMPANY LLC,
as Guarantor

THE ANDERSONS RAIL MANAGEMENT COMPANY LLC,
as initial Manager

THE BANKS AND OTHER LENDING INSTITUTIONS
FROM TIME TO TIME PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,
as Agent,

PNC BANK, NATIONAL ASSOCIATION
as Collateral Agent,

ING BANK, A BRANCH OF ING-DIBA AG
as Syndication Agent,

BANK OF MONTREAL,
as Documentation Agent,

and

PNC CAPITAL MARKETS LLC,
as Lead Arranger

TABLE OF CONTENTS
Page

i

Page

SECTION 7.03	Nature of Business	94
SECTION 7.04	Consolidation, Merger and Dissolution	94
SECTION 7.05	Asset Dispositions	94
SECTION 7.06	Investments and Asset Acquisitions	95
SECTION 7.07	Restricted Payments; Management Fees	95
SECTION 7.08	Transactions with Affiliates	86
SECTION 7.09	Fiscal Year; Organization and Other Documents	86
SECTION 7.10	Additional Negative Pledges	97
SECTION 7.11	Impairment of Security Interests	97
SECTION 7.12	Financial Covenants	97
SECTION 7.13	No Amendments to the Lease Documents	98
SECTION 7.14	Lease Default	98
SECTION 7.15	Independence of Covenants	98
SECTION 7.16	Use of Proceeds	98
SECTION 7.17	Deposit Accounts and Securities Accounts	98
ARTICLE VIII	OTHER COVENANTS
SECTION 8.01	Quiet Enjoyment	99
ARTICLE IX	DEFAULTS
SECTION 9.01	Events of Default	99
SECTION 9.02	Acceleration; Remedies	102
SECTION 9.03	Application of Collateral	103
ARTICLE X	GUARANTY
SECTION 10.01	The Guaranty	104
SECTION 10.02	Obligations Unconditional	104
SECTION 10.03	Reinstatement	105
SECTION 10.04	Subrogation	106
SECTION 10.05	Remedies	106
SECTION 10.06	Continuing Guarantee	106
SECTION 10.07	General Limitation on Obligations	106
ARTICLE XI	AGENCY PROVISIONS
SECTION 11.01	Appointment; Authorization	106
SECTION 11.02	Delegation of Duties	107
SECTION 11.03	Exculpatory Provisions	107
SECTION 11.04	Reliance on Communications	108
SECTION 11.05	Notice of Default	108
SECTION 11.06	Credit Decision; Disclosure of Information by the Agent or Collateral Agent	109
SECTION 11.07	Indemnification	109
SECTION 11.08	Agent and Collateral Agent in Their Individual Capacities	110
SECTION 11.09	Successor Agents	110
SECTION 11.10	Request for Documents	111
SECTION 11.11	No Reliance on Agent’s Customer Identification Program	111
SECTION 11.12	No Other Duties, etc	111
ARTICLE XII	MISCELLANEOUS

TABLE OF CONTENTS
(cont.)

SCHEDULES:
Schedule A    -    Agent’s Account
Schedule B    -    Existing Letters of Credit
Schedule 1.01    -    Lenders and Commitments
Schedule 4.02    -    Borrower’s Facility Address
Schedule 5.02    -    Required Consents, Authorizations, Notices and Filings
Schedule 5.12    -    Material Subsidiaries
Schedule 6.06    -    Insurance
Schedule 6.10    -    Agreed-Upon Procedures Audit
Schedule 6.13    -    Collection Accounts
Schedule 7.01    -    Existing Indebtedness
Schedule 7.02    -     Permitted Railcar Liens
Schedule 12.01    -    Notice Addresses

EXHIBITS:
Exhibit A-1    -    Form of Notice of Borrowing
Exhibit A-2    -    Form of Additional Collateral Certificate
Exhibit A-3    -    Form of Monthly Report
Exhibit A-4    -    Form of Borrowing Base Certificate
Exhibit B-1    -    Form of Revolving Note
Exhibit B-2    -    Form of Swingline Note
Exhibit B-3    -    Form of Letter of Credit
Exhibit C    -    Form of Assignment and Assumption
Exhibit D-1    -    Form of Security Agreement
Exhibit D-2    -    Form of Perfection Certificate
Exhibit D-3    -    Form of Payment Notice/Lessor Rights Notice
Exhibit D-4    -    Form of Notice of Lease Assignment
Exhibit E    -    Form of Officer’s Certificate
Exhibit F    -    Summary of Proposed Lease

v

AMENDED AND RESTATED
REVOLVING ASSET BASED LOAN AGREEMENT

This Amended and Restated Revolving Asset Based Loan Agreement (this “Agreement”) is dated as of August 2, 2018 and is among:
(i)    THE ANDERSONS RAILCAR LEASING COMPANY LLC, an Ohio limited liability company, as borrower (the “Borrower”),
(ii)    THE ANDERSONS RAILCAR COMPANY LLC, an Ohio limited liability company, as guarantor (the “Guarantor”),
(iii)    THE ANDERSONS RAIL MANAGEMENT COMPANY LLC, an Ohio limited liability company (“TRAM”), as the initial manager (the “Manager”),
(iv)    The banks and other lending institutions from time to time as lenders party hereto (the “Lenders”),
(v)    PNC BANK, NATIONAL ASSOCIATION, as Letter of Credit Issuer and Swingline Lender (as those two terms are hereinafter defined),
(vi)    PNC BANK, NATIONAL ASSOCIATION, as Agent for the Lenders (in such capacity, together with its successor or successors in such capacity, the “Agent”), and
(vii)    PNC BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Agent for the Protected Parties referred to herein (in such capacity, together with its successor or successors in such capacity, the “Collateral Agent”).

Recitals:
A.    The Borrower, the Guarantor, TRAM, PNC Bank, National Association (“PNC”), as Lender, the Agent, and the Collateral Agent are the parties to that certain Revolving Asset Based Loan Agreement dated March 23, 2018 (the “Original Loan Agreement”).
B.    Pursuant to the Original Loan Agreement, inter alia, PNC, as Lender, agreed to provide to the Borrower a revolving credit facility upon and subject to the terms and conditions set forth therein, pursuant to which PNC advanced to the Borrower revolving credit loans in the aggregate principal amount of $47,000,000 outstanding as of the Restatement Effective Date (the “Existing Revolving Loans”) and issued letters of credit for the account of the Borrower identified on Schedule B hereto (the “Existing Letters of Credit”).

C.    The Borrower and the Guarantor have requested an increase in the principal amount available to the Borrower under such revolving credit facility and otherwise to amend and restate in their entirety the terms and conditions of the Original Loan Agreement as herein provided.
D.    To accommodate such requests PNC will remain as a Lender under this Agreement; and on the Restatement Effective Date ING Bank, a Branch of ING-DiBa AG, Bank of Montreal, Manufacturers and Traders Trust Company, First Tennessee Bank National Association, and First Midwest Bank (each a “Joining Lender”) will join in this Agreement as new Lenders.

Agreements:
NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual agreements of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the satisfaction of the terms and conditions set forth in this Agreement, the parties to this Agreement agree that all of the terms and conditions of the Original Loan Agreement shall be amended, restated and replaced in their entirety to provide as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01     Defined Terms. The following terms, as used herein, have the following meanings:
“A.A.R.” means the Association of American Railroads, and its successors.
“Acceptable Derivatives Agreement” means a Derivatives Agreement entered into by the Borrower with an Eligible Hedge Counterparty with a term that extends at least until six (6) months before the earlier to occur of (a) the then current Termination Date, and (b) the average weighted lease maturity of the Portfolio and in the form of any of the following, in each case with monthly settlement and having a minimum notional amount as of the last day of each fiscal quarter in an amount equal to or greater than 50% of the aggregate principal amount of outstanding Revolving Loans (provided, however, that if 50% of the aggregate principal amount of outstanding Revolving Loans is less than $5,000,000, no Derivatives Agreement shall be required) which is:
(i)    an interest rate cap agreement with a strike rate no higher than 2% over the corresponding current market rate prevailing when such Derivatives Agreement is entered into;
(ii)    an interest rate collar agreement with a strike rate for the cap component no higher than 2% over the corresponding current market rate prevailing when such Derivatives Agreement is entered into;
(iii)    an interest rate swap agreement; or

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(iv)    any other Derivatives Agreement approved by the Agent in writing.
“Account Control Agreement” means an account control agreement satisfactory to Agent executed by an institution maintaining a deposit account for a Facility Party, to perfect the Agent’s Lien on such account.
“Additional Collateral Certificate” means a certificate substantially in the form of Exhibit A‑2 hereto, with appropriate insertions and deletions or with such other changes as may be reasonably agreed to by the Agent and the Collateral Agent, and which certificate contains a description of the Railcars and related Leases which are to become Portfolio Railcars and Portfolio Leases, as the case may be.
“Additional Railcar Package” means, with respect to each Railcar that the Borrower acquired or acquires following the Original Closing Date:
(i)    to the extent the Borrower owns such Railcar at the time the Additional Railcar Package for such Railcar is delivered: (A) a certification that each originally executed or electronically executed Lease and all related Loan Documents are maintained in a separate, segregated filing cabinet or other storage area at the Borrower’s facility located at the address set forth on Schedule 4.02, and, if requested by the Agent, copies of such originally executed or electronically executed Lease; (B) (x) with respect to any Lease not requiring the Lessee to pay all rent and other amounts payable by the Lessee to the “Lessor” under the Lease to the Collection Account, a Notice of Lease Assignment with respect to such Lease, substantially in the form of Exhibit D‑4 hereto, duly executed and delivered by the Borrower, or (y) if the consent of the Lessee is required under the terms of any applicable Lease, a Lessee Consent, duly executed by the Borrower and the applicable Lessee; and (C) an originally executed Additional Collateral Certificate with respect to such Railcar and Lease;
(ii)    to the extent the Borrower does not own such Railcar at the time the Additional Railcar Package for such Railcar is delivered, a certification that each originally executed or electronically executed Lease is or will be maintained in a separate, segregated filing cabinet or other storage area at the Borrower’s facility located at the address set forth on Schedule 4.02, and, if requested by the Agent, copies of such originally executed or electronically executed Lease;
(iii)    the following information:
(A)    the Manufacturer (if known), type and car number, and the date of manufacture;
(B)    the Mark that is, or after acquisition by the Borrower will be, applicable to such Railcar and the identity of the registered holder of such Mark;
(C)    the Lessee or proposed Lessee, if applicable;

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(D)    the seller of such Railcar and whether it is an Affiliate of the Borrower and, solely to the extent Andersons or the Guarantor transferred such Railcar to the Borrower and such Railcar was acquired by Andersons or the Guarantor not earlier than five (5) years prior to the Original Closing Date, the Person that transferred such Railcar to the Andersons or the Guarantor, as applicable;
(E)    the Purchase Price or proposed Purchase Price (in the event such Railcar will be acquired with the proceeds of a Loan), the information on any material modifications (including, but not limited to, prospective material modifications) to such Railcar that relate to such Purchase Price and a written certification that, to the best of the Borrower’s knowledge and belief, such proposed Purchase Price does not exceed the fair market value of such Railcar;
(F)    a summary of the terms of the Lease or proposed Lease, if any, with respect to such Railcar, containing the information set forth on Exhibit F;
(G)    if (x) Andersons or any of its Affiliates then owns or owned such Railcar at any time prior to the purchase of such Railcar by the Borrower and (y) Andersons or any of its Affiliates did not acquire such Railcar earlier than five (5) years prior to the Original Closing Date (A) the dates of such ownership, and (B) the purchase price paid by Andersons and/or any such Affiliate for such Railcar;
(H)    search reports (or oral confirmation thereof) as of a recent date from all public offices (including, without limitation, the STB) in which a filing or recording is required or would be effective to perfect a Lien on the interests of the Borrower or the applicable seller in such Railcar and any related Lease;
(I)    if such Railcar is then subject to a Lien of record of any Person, information regarding all such Liens, including, but not limited to, (A) the name of such lienholder, (B) a description of the collateral granted to such lienholder pursuant to each such Lien and (C) the payoff amount required to satisfy each such Lien as of the date of such delivery;
(iv)    evidence satisfactory to the Agent that all insurance required by this Agreement is in effect in respect of such Railcar; and
(v)    to the extent the Borrower owns such Railcar at the time the Additional Railcar Package for such Railcar is delivered and the Aggregate Value of all Railcars owned by the Borrower that are included in such Additional Railcar Package or for which the opinions required by this clause (v) or Section 4.01(f)(ii) have not previously been provided exceeds 20% of the aggregate Commitment, an opinion addressed to the Agent and each Lender with respect to such Railcars, as of the date the applicable Additional Railcar Package is delivered, substantially in the form of opinions provided on the Restatement Effective Date pursuant to Section 4.01(f)(ii);

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provided that to the extent one or more Lease Documents relating to a Railcar that is or is intended to be subject to a Lease that will become a Portfolio Lease on the applicable Funding Date has not been executed at the time such Additional Railcar Package is delivered to the Agent, drafts of such documents may be included in such Additional Railcar Package, and provided, further, that if drafts of the foregoing are submitted, final versions of such documents must be received by the Agent at least three days prior to the applicable Funding Date.
“Adjusted Capital Contributions” means the difference of (A) the aggregate amount of cash equity contributions to the Borrower’s capital made after the Original Closing Date, less (B) the aggregate amount of management fees paid in cash by the Borrower after the Original Closing Date.
“Adjusted Consolidated EBITDA” means, at any date of determination for the four fiscal quarters most recently ended (or such shorter period as described in Section 7.12(b) with respect to the periods ending June 30, 2018 and September 30, 2018), (A) Consolidated EBITDA plus (B) an amount equal to the difference of (x) management fees payable by the Borrower for such period, less (y) an amount equal to the product of 75 times the average number of Portfolio Railcars during such period times the number of fiscal quarters in such period.
“Adjusted Net Income” means, for each fiscal quarter of the Facility Parties, (A) Consolidated Net Income (to the extent greater than $0) for such fiscal quarter plus (B) an amount equal to the difference of (x) management fees payable by the Borrower for such fiscal quarter less (y) an amount equal to the product of 75 times the average number of Portfolio Railcars during such fiscal quarter.
“Affiliate” means, with respect to any Person at any time, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (including all directors and officers of such Person) (a “Controlling Person”) at such time or (ii) any other Person which is controlled by or is under common control with a Controlling Person at such time. As used herein, the term “control” means (i) with respect to any Person having voting shares or their equivalent and elected directors, managers or Persons performing similar functions, the possession, directly or indirectly, of the power to vote 10.00% or more of the Equity Interests having ordinary voting power of such Person, (ii) the ownership, directly or indirectly, of 10.00% or more of the Equity Interests in any Person or (iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise.
“Agent” has the meaning set forth in the preamble.
“Aggregate Value” means, as of any date of determination with respect to any specified group of Railcars, the aggregate of the Applicable Valuations of all such Railcars (including, if Aggregate Value is calculated on a Funding Date, any such Railcars which will become Portfolio Railcars on such Funding Date, but excluding any such Railcars which will cease to be Portfolio Railcars at the time of such determination pursuant to Section 8.12 of the Security Agreement or otherwise).
“Agreed-Upon Procedures Audit” has the meaning set forth in Section 6.10(b).

5    Amended and Restated Revolving Asset Based Loan Agreement

“Agreement” means this Amended and Restated Revolving Asset Based Loan Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
“Andersons” means The Andersons, Inc., an Ohio corporation, and its successors and permitted assigns.
“Andersons Account Distribution Agreement” means the Account Distribution Agreement, dated as of the date hereof, among Andersons, the Borrower and the Agent.
“Andersons Party” means each of the Manager, Andersons, the Borrower, and the Guarantor, and “Andersons Parties” means more than one or all of the foregoing.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Guarantor, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“Applicable Law” means, with reference to any Person, all laws (foreign or domestic), statutes, rulings, codes, ordinances and treaties, including the FRA and the Interchange Rules, and all judgments, decrees, injunctions, writs and orders of any court, arbitrator or other Governmental Authority, and all rules, regulations, orders, interpretations, directives, licenses and Permits of any governmental body, instrumentality, agency or other regulatory authority applicable to such Person or its property or in respect of its operations, and for the avoidance of doubt shall include any Existing Law (as defined in Section 3.03(b)).
“Applicable Valuation” means, with respect to any Railcar on any date of calculation:
(a) the Depreciated Appraised Value of such Railcar on such date of calculation; or
(b) solely to the extent such Railcar was acquired following the Original Closing Date and the Borrower has not obtained, pursuant to Section 6.10(c), an Independent Appraisal for such Railcar prior to the date of such calculation, the Depreciated Purchase Price of such Railcar on such date of calculation.
“Appraised Value” means, with respect to any Railcar, the amount set forth in the most recent Independent Appraisal with respect thereto as the amount, expressed in terms of Dollars, that may reasonably be expected for property exchanged between a willing buyer and a willing seller with equity to both, neither under any compulsion to buy or sell and both fully aware of all relevant, reasonably ascertainable facts.
“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing,

6    Amended and Restated Revolving Asset Based Loan Agreement

holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender or an Affiliate of such Lender and (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Asset Contribution and Purchase Agreements” means, collectively, (a) that certain Contribution, Assignment and Assumption Agreement, dated as of July 31, 2017 between Andersons and the Guarantor, (b) that certain Contribution, Assignment and Assumption Agreement, dated as of July 31, 2017 between the Guarantor and the Borrower; (c) that certain Contribution, Assignment and Assumption Agreement, dated as of November 30, 2017 between Andersons and the Guarantor, and (d) that certain Contribution, Assignment and Assumption Agreement dated as of November 30, 2017 between the Guarantor and the Borrower.
“Asset Disposition” means any sale, lease or other disposition by the Guarantor and/or the Borrower (other than the lease of a Railcar pursuant to an Eligible Lease or sale and/or contribution of a Railcar by the Guarantor to the Borrower) of any TARC Lease, TARC Railcar, Portfolio Railcar, Portfolio Lease or other item of Collateral, whether by sale, lease, transfer, Event of Loss, Condemnation or otherwise.
“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 12.06(b).
“Availability Period” means the period from the Restatement Effective Date to the Revolving Termination Date.
“Available Commitment” means, with respect to any Lender, the aggregate of such Lender’s Commitment less the sum of (i) the aggregate principal amount of outstanding Revolving Loans held by such Lender, plus (ii) such Lender’s Commitment Percentage of any Letter of Credit Outstandings, plus (iii) such Lender’s Commitment Percentage of any outstanding Swing Loans.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Credit Facility” means the Sixth Amended and Restated Credit Agreement dated as of April 13, 2017, among Andersons, as borrower, the financial institutions now or hereafter parties thereto, U.S. Bank National Association, as sole bookrunner, left lead arranger and administrative agent, Fifth Third Bank, as joint lead arranger, Farm Credit Bank of Texas, as joint lead arranger and co-syndication agent, Bank of the West, as co-documentation agent, Branch Banking and Trust

7    Amended and Restated Revolving Asset Based Loan Agreement

Company, as co-documentation agent, and Rabobank, as co-documentation agent, as may be amended, refinanced or replaced from time to time.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction from time to time affecting the rights of creditors generally.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Overnight Bank Funding Rate, plus fifty basis points (0.50%), (ii) the Prime Rate, and (iii) the Daily One-Month LIBO Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding the foregoing, if the Base Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Base Rate Loans” means any Loan bearing interest under the Base Rate Option.
“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate set forth in clause (B) of Section 2.06(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bill of Sale” means a bill of sale delivered to the Borrower from the seller with respect to a Railcar and, if applicable, any related Lease in connection with the Borrower’s purchase of such Railcar and related Lease from such Seller.
“Borrower” has the meaning set forth in the preamble.
“Borrower Change of Control” means any of (i) Andersons or the Guarantor shall cease to own directly or indirectly 100.00% of the Equity Interests of the Manager on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then convertible or unexercisable), (ii) Andersons shall cease to own directly or indirectly (x) prior to the first date on which the Guarantor provides annual financial statements pursuant to Section 6.01(a)(i), 100.00% and (y) at all other times, 51.00%, in each case, of the Equity Interests of the Guarantor on a fully diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), or (iii) the Guarantor shall cease to own directly 100.00% of the Equity Interests of the Borrower on a fully diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable).

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“Borrower Collection Accounts” means each deposit account maintained with PNC in the name of the Borrower or such other replacement deposit account acceptable to Agent in its sole discretion.
“Borrowing” means a borrowing of Loans pursuant to Section 2.01, Section 2.02, or Section 2.04(e) hereof and refers to specified portions of Loans outstanding as follows: (a) any Loans to which a Euro-Rate Option applies advanced under the same Notice of Borrowing and which have the same Interest Period shall constitute one Borrowing tranche, and (b) all Loans to which the Base Rate Option applies shall constitute one Borrowing tranche.
“Borrowing Base” means, as of any Calculation Date, the lesser of:
(A) the Committed Amount and
(B) the sum of:
(x) eighty-five percent (85%) of the Aggregate Value of Eligible Existing Railcar Inventory, plus;
(y) eighty-five percent (85%) of the Aggregate Value of Eligible New Purchased Railcar Inventory, plus;
(z) eighty percent (80%) of the Aggregate Value of Eligible Used Purchased Railcar Inventory.
“Borrowing Base Certificate” means a certificate of the president, treasurer, secretary or other authorized officer of each Facility Party, in the form of Exhibit A‑4 hereto or such other form as may hereafter be agreed by the Borrower (and/or the Manager, as applicable) and the Agent, delivered to the Lenders pursuant to Section 2.03 or 6.01(d), as applicable, and setting forth in reasonable detail the calculation of the Borrowing Base as of the date required by such Sections and such other information required thereby.
“Business Day” means any day of the week, other than a Saturday or a Sunday, on which banks are open for business in London for the conduct of transactions in the London interbank market and on which commercial banks in Pittsburgh, Pennsylvania are open for business and are not required or authorized by law, executive order or governmental decree to be closed.
“Calculation Date” means the last day of any fiscal month of the Borrower.
“Capital Lease” of any Person means any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Casualty” means any Event of Loss or other casualty, loss, damage, destruction or other similar loss with respect to any Portfolio Railcar or other item of Collateral.

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“Casualty Insurance Policy” means any insurance policy maintained by or on behalf of the Borrower covering losses with respect to Casualties involving one or more Portfolio Railcars or other items of Collateral.
“Casualty Proceeds” means all proceeds under any Casualty Insurance Policy, and all other insurance proceeds, damages, awards, claims and rights of action of the Borrower with respect to any Casualty.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.
“Collateral Agent” means PNC in its capacity as collateral agent and representative for the Protected Parties under the Security Agreement and the Account Control Agreement, together with any successor to PNC in such capacity.
“Collateral Deficiency” means, as of any date of determination, the Dollar amount of the excess, if any, of (x) the sum of (i) the aggregate outstanding principal amount of the Loans as of such date and (ii) the aggregate Letter of Credit Outstandings over (y) the Borrowing Base calculated as of such date.
“Collateral Documents” means, collectively, the Security Agreement, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing, in each case as the same may from time to time be amended, supplemented, restated, replaced or otherwise modified in accordance with the provisions hereof.
“Collection Accounts” means each Borrower Collection Account and each Guarantor Collection Account.
“Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Commitment Percentage of the Committed Amount, to make Loans in accordance with the provisions of Section 2.01, Section 2.02, and Section 2.04(e) in each case as set forth on Schedule 1.01 or in the applicable Assignment and Assumption as its Commitment, as any such amount may be increased or decreased from time to time pursuant to this Agreement.
“Commitment Percentage” means, for each Lender, the percentage derived from dividing such Lender’s Commitment by an amount equal to the aggregate of the Commitments of all Lenders, which, as of the Restatement Effective Date is the percentage identified as its Commitment Percentage on Schedule 1.01 hereto, as such percentage may be modified in connection with any Incremental Revolving Loan Commitment made in accordance with the provisions of Section 2.09(a) or any assignment made in accordance with the provisions of Section 12.06(b).

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“Committed Amount” means, as of any date, the aggregate amount of the Commitments of all Lenders on such date, or such lesser or greater amount to which the Committed Amount may be reduced or increased pursuant to Section 2.09. As of the Restatement Effective Date the Committed Amount is $200,000,000.
“Condemnation” means any taking of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof with respect to any Portfolio Railcar or other item of Collateral.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense payable in cash during such period.
“Consolidated EBITDA” means, for any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income Taxes (or other Taxes measured on income or revenues) paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary noncash expenses, charges or losses incurred other than in the ordinary course of business and (vi) noncash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) interest income, (3) income Tax credits and refunds (to the extent not netted from Tax expense), and (4) any cash payments made during such period in respect of items described in clause (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Guarantor and its Subsidiaries on a consolidated basis.
“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (i) Adjusted Consolidated EBITDA to (ii) Consolidated Cash Interest Expense.
“Consolidated Interest Expense” means, for any period, the interest expense of the Guarantor and its Subsidiaries on a consolidated basis for such period.
“Consolidated Net Income” means, with respect to any period, the net income (or loss) of the Guarantor and its Subsidiaries on a consolidated basis prior to giving effect to any deductions for non-controlling interests.
“Consolidated Tangible Net Worth” means, as of any date of determination, for the Guarantor and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Guarantor and its Subsidiaries on that date, minus the intangible assets of the Guarantor and its Subsidiaries on that date; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible

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Net Worth” any effects resulting from the application of FASB Statement No. 158: Employers’ Accounting for Defined Pension and other Postretirement Plans.
“Consolidated Total Debt” means, without duplication, as of any date of determination, the aggregate outstanding principal amount of Debt of the Guarantor and its Subsidiaries on a consolidated basis.
“Consolidated Total Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Total Debt to (ii) Consolidated Tangible Net Worth.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, loan agreement, mortgage, deed of trust, contract or other agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is bound. Contractual Obligation does not include obligations under the Transaction Documents.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means (a) the Borrower, each of the Borrower's Subsidiaries, the Guarantor and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, “control” of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Exposure”, as applied to each Lender, means (i) at any time prior to the termination of the Commitments, the product of the Commitment Percentage of such Lender multiplied by the Committed Amount, and (ii) at any time after the termination of the Commitments, the aggregate principal balance of outstanding Credit Obligations owing to such Lender.
“Credit Extension” means, collectively, all Revolving Loans, Swingline Loans, and Letter of Credit Outstandings.
“Credit Obligations” means, without duplication:
(i)    all principal of, Letter of Credit Outstandings under, and interest (including, without limitation, any interest which accrues after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under the Bankruptcy Code) on any Loan under, or any Note or Letter of Credit issued pursuant to, this Agreement or any other Loan Document;

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(ii)    all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Facility Party (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Facility Party, whether or not allowed or allowable as a claim under the Bankruptcy Code) pursuant to this Agreement or any other Loan Document;
(iii)    all expenses of the Agent and the Collateral Agent as to which the Agent or the Collateral Agent, as the case may be, has a right to reimbursement under Section 12.04 of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral; and
(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 12.05 of this Agreement or under any other similar provision of any other Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“Creditor” means, without duplication, each Lender, each Derivatives Creditor, the Agent and each Indemnitee and their respective successors and assigns, and “Creditors” means any two or more of such Creditors.
“Daily One-Month LIBO Rate” means, for any day, the rate per annum determined by the Agent as the Published Rate, as adjusted for any additional costs pursuant to Section 3.03(b). Notwithstanding the foregoing, if the Daily One-Month LIBO Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business), (v) the capitalized amount of all Capital Leases of such Person that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (vi) all obligations (other than obligations in respect of like-kind exchanges) of such Person in respect of securities repurchase agreements or otherwise to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations (and, for purposes of Section 7.01, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount

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of any Debt of others that constitutes Debt of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien, (ix) all Guaranty Obligations of such Person, (x) all Disqualified Stock of such Person, (xi) all Derivatives Obligations of such Person and (xii) the Debt of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under Applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person shall not be liable therefor.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Margin” means two hundred basis points (2.00%).
“Defaulting Lender” means, subject to Section 2.14, any Lender that has (a) failed to (i) fund all or any portion of its Loan to be made by it as part of any Borrowing within two Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) and in amounts pursuant to Section 12.04 within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any

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contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender following such determination.
As used in the foregoing definition, the term “Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Depreciated Appraised Value” means, with respect to any Portfolio Railcar at any time, an amount equal to the Appraised Value of such Portfolio Railcar, minus the product of
(a) the Monthly AV Depreciation with respect to such Portfolio Railcar multiplied by
(b) the number of fiscal months-end of the Borrower from and excluding the date of the then most recent Independent Appraisal with respect to such Portfolio Railcar to but including the date as of which the Depreciated Appraised Value with respect to such Portfolio Railcar is calculated.
“Depreciated Purchase Price” means, with respect to any Portfolio Railcar at any time, an amount equal to the Original Purchase Price of such Portfolio Railcar, minus the product of
(a) the Monthly PP Depreciation with respect to such Portfolio Railcar multiplied by
(b) the number of fiscal months-end of the Borrower from the date the Borrower acquired such Portfolio Railcar to and including the date as of which the Depreciated Purchase Price with respect to such Portfolio Railcar is calculated.
“Derivatives Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

15    Amended and Restated Revolving Asset Based Loan Agreement

“Derivatives Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Derivatives Agreements with the Borrower (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Derivatives Creditors” means any two or more of such Derivatives Creditors.
“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under the Bankruptcy Code) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under Applicable Law.
“Derivatives Termination Value” means, at any date after the termination of any Derivatives Agreement, after taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreement, the amount payable by (in which case the amount shall be positive) or payable to (in which case the amount shall be negative), the Borrower as a result of the termination of such Derivatives Agreement.
“Disqualified Stock” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Borrower Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Debt or Disqualified Stock or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date.
“Dollars” and the sign “$” means lawful money of the United States.
“EDGAR Website” means the publicly available website maintained by or on behalf of the SEC for access to documents filed in the EDGAR database.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Assignee” means (i) any Lender, (ii) any Affiliate of a Lender, (iii) any Approved Fund and (iv) any other Person (other than a natural Person) approved by the Agent, the Letter of Credit Issuer, the Swingline Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrower.
“Eligible Existing Railcar Inventory” means, collectively, as of any Calculation Date, Portfolio Railcars subject to an Eligible Lease that were either Portfolio Railcars on the Original Closing Date or for which the Borrower has obtained an Independent Appraisal.
“Eligible Hedge Counterparty” means any counterparty to a Derivatives Agreement (i) with a minimum rating of “A-1”/“P-1” by S&P and Moody’s, respectively; or (ii) that is otherwise acceptable to Agent in its reasonable discretion.
“Eligible Lease” means, as of any date of determination, a Lease:
(i)    which represents a transaction with respect to a related Railcar that is owned or purported to be owned by the Borrower which is either (A) evidenced by a single lease agreement between the Borrower and the related Lessee governing only (y) the lease of such specific Railcar and (z) other identified Railcars which have been or will be transferred concurrently to the Borrower and are or will become Portfolio Railcars, or (B) evidenced by a specific schedule to a master lease agreement between the Borrower and related Lessee, which schedule identifies as the subject of (and sets forth the specific economic terms of) a lease transaction only as to (y) such specific Railcar and (z) other identified Railcars which have been or will be transferred concurrently to the Borrower and are or will become Portfolio Railcars (i.e., Railcars subject to the same single lease agreement or single schedule to a master lease agreement have not been and will not be transferred to the Borrower by virtue of separate or “split” transfers);
(ii)    for which any payment obligations (excluding delinquency charges as a result of late payments which are customarily waived) owed by the Lessee of such Lease are either (x) less than 91 days past the stated due date for such payment obligations or (y) if 91 days or more past the stated due date for such payment obligations, such amount owed is less than $10,000;
(iii)    under which the Lessee is a Person (other than a natural Person) organized under the laws of the United States (or any state thereof or the District of Columbia) or otherwise approved in writing by the Agent as evidenced by the approval of the related Additional Railcar Package;
(iv)    which provides for payment in Dollars;
(v)    which complies with all Applicable Laws of the jurisdiction in which it was originated;
(vi)    which represents the legal, valid and binding obligation of the Lessee thereunder, is enforceable against such Lessee in accordance with its terms (subject to

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bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equitable principles) and was duly executed by parties having legal capacity to do so;
(vii)    which is not the subject of, and with respect to which there does not exist and are not overtly threatened, any actions, suits, investigations or legal, equitable or arbitrative or administrative proceedings against or adversely affecting any Facility Party;
(viii)    which has not been satisfied, subordinated or rescinded and remains in full force and effect;
(ix)    the Lessee of which is not subject to any proceeding of the type described in Section 9.01(g);
(x)    in respect of which the Security Agreement is effective to create a valid and perfected first priority Lien in favor of the Collateral Agent, subject only to Permitted Liens (other than Permitted Railcar Liens);
(xi)    which provides that the Lessee’s obligations under such Lease are non-cancelable and such Lessee’s obligation to make payments is unconditional and not subject to any right of set-off, counterclaim, reduction or recoupment (subject to exceptions consistent with the reasonable commercial practices of leading railcar lessors);
(xii)    which provides that the Lessee shall not create any Liens in respect of any Railcar subject to such Lease;
(xiii)    which permits the Borrower to inspect each Railcar subject to such Lease and related records at least annually (or on an unlimited basis if an “event of default” under such Lease shall be continuing);
(xiv)    the collateral assignment of the right, title and interest of the Borrower with respect to such Lease to the Collateral Agent either (1) does not require the prior written consent of such Lessee or any other Person providing credit support for the obligations of such Lessee, and does not contain any other restrictions relating to the transfer or assignment of such Lease to the Collateral Agent on behalf of the Protected Parties, or (2) all required consents of such Lessee and any other such Person shall have been obtained or waived and all other restrictions have been satisfied or waived;
(xv) which permits the Borrower to exercise remedies against the Lessee (including the right to repossess the Railcars subject to such Lease) following an event of default under such Lease;
(xvi)    pursuant to which the Lessee or the Borrower provides property insurance (which may be provided by self-insurance) for the Railcars subject to such Lease in an amount not less than one hundred percent of the insurable value of such Railcars on a

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replacement cost basis and, to the extent the Lessee provides such property insurance through an insurance policy, the Borrower shall be named as loss payee on such property insurance;
(xvii)    which requires the Railcars subject to such Lease to only be used or located in the United States, Canada or Mexico; provided, however, that the Railcars thereunder are Primarily Used in the United States;
(xviii)    which includes maintenance requirements for the applicable Lessee that are consistent with the reasonable commercial practice of leading railcar lessors for Net Leases or Full Service Leases, as applicable; and
(xix)     the Lessee of which has been assigned an Internal Credit Rating by the Borrower or the Manager in accordance with the Andersons, Inc. Company Credit Policy (as defined in the Management Agreement).
“Eligible New Purchased Railcar Inventory” means, collectively, as of any Calculation Date, Portfolio Railcars subject to an Eligible Lease that were newly manufactured Railcars acquired by the Borrower after the Original Closing Date and for which the Borrower has not obtained an Independent Appraisal.
“Eligible Railcar” means, as of any date of determination, all of the following with respect to any Railcar:
(i)    the Borrower shall have good and marketable title to such Railcar free and clear of all Liens created or incurred by it or permitted to exist by it other than Permitted Liens (excluding Permitted Railcar Liens) and the Borrower has not financed the acquisition of such Railcar pursuant to a sale leaseback transaction;
(ii)    with respect to any Railcar that is acquired by the Borrower following the Original Closing Date, such Railcar is classified as a covered hopper, tank car, flat car, gondola, pd hopper, box car, open top hopper or any other type agreed to by Agent in its sole discretion;
(iii)    the Security Agreement is effective to create a valid and perfected first priority Lien (subject only to Permitted Liens (other than Permitted Railcar Liens)) in favor of the Collateral Agent in such Railcar and each Lease to which such Railcar is subject;
(iv)    the age of such Railcar from its date of manufacture is less than 50 years;
(v)    with respect to any Railcar that is acquired by the Borrower following the Original Closing Date, the Agent shall have received an Additional Railcar Package with respect to such Railcar; and
(vi)    Railcars of the following types, to the extent the Aggregate Value of all such Railcars of each type has not exceeded the limits for such type set forth opposite such Railcar Type:

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Railcar Type	Percent of Borrowing Base
Tank cars subject to phaseout under the FAST Act Requirements for Flammable Liquids and Rail Tank Cars (mandating phase-out of tank cars specifically used to transport unrefined petroleum products, ethanol, and other Class 3 flammable liquids – unless retrofitted).	10%
Railcars not subject to an Eligible Lease	5%
Railcars leased to an Affiliate	7.5%
Aggregate of all Railcars leased to all lessees listed on the Lessee Side Letter, taken together	25%
Railcars leased to any single Person or group of related Persons other than lessees on the Lessee Side Letter	15%

“Eligible Used Purchased Railcar Inventory” means, collectively, as of any Calculation Date, Portfolio Railcars subject to an Eligible Lease that were used Railcars acquired by the Borrower after the Original Closing Date and for which the Borrower has not obtained an Independent Appraisal.
“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (i) the protection of health, safety, and the environment, (ii) the conservation, management, damage to or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, including by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended, including by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, any comparable state, local and regional laws, and any amendment, rule, regulation, order or directive issued thereunder.

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“Equity Equivalents” means, with respect to any Person, any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30‑day notice period is waived); (ii) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA, as applicable; (iii) the incurrence by the Guarantor, the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for contributions made when due or PBGC premiums not yet due or due and not delinquent under Section 4007 of ERISA; (iv) the receipt by the Guarantor or the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) the appointment by the PBGC of a trustee to administer any Pension Plan; (vi) the withdrawal of the Guarantor, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Guarantor, the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (vii) the partial or complete withdrawal by the Guarantor, the Borrower or any ERISA Affiliate from any Multiemployer Plan or a notification that a Multiemployer Plan is insolvent; or (viii) the taking of any action to terminate any Pension Plan under Section 4041 or any Multiemployer Plan under Section 4041A of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

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“Euro-Rate” means the following:
(a)     for any Interest Period, the interest rate per annum determined by the Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum (with .005% being rounded up), or the rate which is quoted by another source selected by the Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank market offered rate for U.S. Dollars for an amount comparable to the applicable Borrowing and having a borrowing date and a maturity comparable to such Interest Period. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error;
(b)    With respect to any Loans available at a Euro-Rate, if at any time, for any reason, the source(s) for the Euro-Rate described above for the applicable currency or currencies is no longer available, then, subject to Section 3.06, the Agent may determine a comparable replacement rate at such time (which determination shall be conclusive absent manifest error);
(c)    Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Euro-Rate Option” means the option of the Borrower to have Loans bear interest at the rate set forth in clause (A) of Section 2.06(a)(i).
“Event of Default” has the meaning set forth in Section 9.01.
“Event of Loss” means, with respect to any Portfolio Railcar and any TARC Railcar, any of the following events:
(a)    during the term of any Portfolio Lease or TARC Lease with respect to such Railcar, such events with respect to such Railcar as are included in the definition of “Destroyed”, “Event of Loss”, “Total Loss” or any equivalent term, as the case may be, in such Lease; and
(b)    when no Portfolio Lease or TARC Lease of such Railcar is in effect, any of the following events with respect to such Railcar:
(i)    loss of such Railcar or the use of such Railcar due to destruction of or damage to such Railcar or any other casualty which renders repair uneconomic or which renders such Railcar permanently unfit for normal use;

22    Amended and Restated Revolving Asset Based Loan Agreement

(ii)    any damage to such Railcar which gives rise to a right to receive Casualty Proceeds by the Agent or the Collateral Agent with respect to such Railcar on the basis of an actual, constructive or compromised total loss;
(iii)    the theft or disappearance of such Railcar for a period in excess of 30 consecutive days;
(iv)    the confiscation of, seizure of or taking of title to or other Condemnation of such Railcar by any Governmental Authority;
(v)    the requisition of use of such Railcar (not involving taking of title) by any Governmental Authority, which continues for a period of more than 30 consecutive days; or
(vi)    as a result of any law, rule, regulation, order or other action by the STB or other Governmental Authority having jurisdiction, use of such Railcar in the normal course of business of rail transportation is prohibited for a period of longer than 30 consecutive days.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” has the meaning set forth in the Recitals hereof.
“Existing Revolving Loans” has the meaning set forth in the Recitals hereof.
“Facility Margin” means either (a) with respect to the Euro-Rate or the Daily One-Month LIBO Rate, two percent (2.00%), or (b) with respect to the Base Rate, one percent (1.00%).

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“Facility Party” means each of the Manager, the Guarantor and the Borrower, and “Facility Parties” means all of the foregoing.
“FAST Act Requirements for Flammable Liquids and Rail Tank Cars” has the meaning set forth as described in 49 CFR Parts 173 and 179 and specifically detailed in Table 1 thereof, each as amended and supplemented from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Fed Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB,” which term shall include any successor thereto), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Fed Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Fed Overnight Bank Funding Rate determined as above would be less than zero percent (0.00%), then such rate shall be deemed to be zero percent (0.00%). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Fed Overnight Bank Funding Rate without notice to the Borrower.
“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, with .005% being rounded up) announced by the NYFRB on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by the NYFRB in substantially the same manner as the NYFRB computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if the NYFRB does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Final Maturity Date” means August 2, 2021.
“Financial Projections” has the meaning set forth in Section 5.05(d).
“Foreign Lender” has the meaning set forth in Section 3.01(f)(ii)(B).

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“FRA” means the Federal Railroad Administration Rules and Regulations, as such regulations are amended from time to time, or corresponding provisions of future regulations.
“Full Service Lease” means a Portfolio Lease or TARC Lease under which the Borrower or the Guarantor, as applicable, is responsible for maintenance, repair, and other costs and expenses relating to the Portfolio Railcar(s) or TARC Railcar(s), as applicable, subject to such lease.
“Funding Date” means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
“Funding Loss” has the meaning set forth in Section 3.04.
“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent with the financial statements of each of Andersons and the Guarantor delivered to the Agent and each of the Lenders pursuant to Section 6.01(a) and (b).
“Governmental Authority” means any federal, state, local, provincial or foreign government, supranational, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.
“Guarantor” has the meaning set forth in the Recitals hereof.
“Guarantor Collection Accounts” means each deposit account maintained at PNC in the name of the Guarantor or such other replacement deposit account acceptable to Agent in its sole discretion.
“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made.
“Illegality Event” has the meaning specified in Section 3.02.

25    Amended and Restated Revolving Asset Based Loan Agreement

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Loan Commitment.
“Incremental Revolving Loan Commitment” means the incremental commitment of any Lender, established under Section 2.09, to make Revolving Loans to the Borrower.
“Indemnified Liabilities” has the meaning set forth in Section 12.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or the Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 12.05.
“Independent Appraisal” means a document executed by an Independent Appraiser on behalf of the Agent setting forth the Appraised Value of the item of equipment being appraised and the data and explanation, all in reasonable detail, supporting such Appraised Value.
“Independent Appraiser” means RailSolutions, Inc., or, in substitution of the foregoing appraiser, any independent railcar appraisal expert of recognized standing selected and engaged by the Agent, with the consent of the Required Lenders, in consultation with, and reasonably satisfactory to, the Borrower; provided that no such consultations with, or satisfaction of, the Borrower shall be required so long as an Event of Default shall have occurred and be continuing.
“Interchange Rules” means the interchange rules and supplements thereto promulgated by the A.A.R., as in effect from time to time.
“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Termination Date.
“Interest Rate Option” shall mean the Base Rate Option or the Euro-Rate Option.
“Internal Credit Rating” means the credit rating criteria of the Facility Parties set forth in the Andersons, Inc. Company Credit Policy (as defined in the Management Agreement).
“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of Equity Interests, bonds, notes, debentures, time

26    Amended and Restated Revolving Asset Based Loan Agreement

deposits or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or any release, cancellation, compromise or forgiveness in whole or in part of any Debt owing by such Person.
“Joining Lender” has the meaning specified in the Recitals hereof.
“Lead Arranger” means PNC Capital Markets LLC, a Pennsylvania limited liability company, its successors and assigns.
“Lease” means, with respect to any Railcar, (i) any lease entered into by the Borrower, as lessor, and any and all supplements and amendments related thereto or (ii) any such lease transferred to the Borrower pursuant to a Purchase Agreement.
“Lease Default” means the occurrence of any default (other than a default which has been waived in compliance with Section 7.14, excluding the proviso therein) under a Lease which is not or has not become, through the giving of notice and/or passage of time or otherwise, a Lease Event of Default.
“Lease Documents” means (i) each of the Leases, Notices of Lease Assignments and Purchase Agreements and (ii) each other document, certificate or opinion delivered or caused to be delivered to or for the benefit of the Borrower pursuant thereto.
“Lease Event of Default” means any default (other than a default which has been waived with the specific written consent of the Agent under Section 7.14, excluding the proviso thereof) under a Lease which, through the giving of notice, the passage of time or otherwise, has become an “event of default” or similar term (as defined and used in such Lease) thereunder, it being the intention that a Lease Event of Default shall mean a default under a Lease as described in clause (ii) of the definition of “Eligible Lease” or as to which the Borrower is actively pursuing post-default remedies.
“Lender” means each Person listed on Schedule 1.01 and shown as having a Commitment hereunder as of the Restatement Effective Date and each Eligible Assignee which acquires or funds a Commitment or Loan pursuant to Section 12.06(b), and their respective successors. On the Restatement Effective Date the Lenders consist of PNC and the Joining Lenders.
“Lessee” means any lessee under any Lease or TARC Lease.
“Lessee Consent” means, with respect to any Lease, a consent, executed by the respective Lessee, to the assignment of such Lease to the Borrower and to the grant of the security interest in such Lease to the Collateral Agent, in each case without any material qualifications.

27    Amended and Restated Revolving Asset Based Loan Agreement

“Lessee Side Letter” means the side letter, dated as of the Original Closing Date, as separately provided by the Borrower to the Agent.
“Letter of Credit Commitment Amount” means $10,000,000. For the sake of clarity, the Letter of Credit Commitment Amount is a sub-limit portion of the aggregate Commitments and not in addition thereto.
“Letter of Credit Document” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.
“Letter of Credit Fees” means the fees payable pursuant to Section 2.15(b).
“Letter of Credit Issuance” means the issuance of any Letter of Credit by any Letter of Credit Issuer for the account of the Borrower in accordance with the terms of this Agreement.
“Letter of Credit Issuer” means PNC or other Lenders agreeing to serve as such that are reasonably satisfactory to the Agent and the Borrower.
“Letter of Credit Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.
“Letter of Credit Participant” has the meaning set forth in Section 2.04(e)(vii).
“Letter of Credit Participation” has the meaning set forth in Section 2.04(e)(vii).
“Letter of Credit Request” has the meaning set forth in Section 2.04(e)(ii).
“Letters of Credit” has the meaning set forth in Section 2.04(e).
“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or memorandum of lien under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes.
“Loan” means a Revolving Loan or a Swingline Loan.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Perfection Certificates, and the Letter of Credit Documents, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may from time to time be amended, supplemented, restated, replaced or otherwise modified in accordance with the provisions hereof.

28    Amended and Restated Revolving Asset Based Loan Agreement

“Management Agreement” means the Management Agreement, dated as of the date hereof, by and among Manager, the Borrower and the Guarantor.
“Management Fee” has the meaning set forth in the Management Agreement.
“Manager” means TRAM, and its successors and permitted assigns.
“Manufacturer” means the relevant manufacturer of each Railcar.
“Market Disruption Event” has the meaning set forth in Section 3.05.
“Marks” means identification marks of Railcars.
“Material Adverse Effect” means, with respect to the Facility Parties, any event or circumstance which will have a material adverse effect, individually or in the aggregate with other events or circumstances, on (i) the operations, business, properties or condition (financial or otherwise) of the Facility Parties taken as a whole, (ii) the ability of any Facility Party to consummate the transactions contemplated hereby to occur on the Restatement Effective Date, (iii)  the ability of the Facility Parties, taken as a whole, to perform any of their obligations under any Transaction Document, (iv) the validity or enforceability of the rights and benefits of the Lenders under any Transaction Document, (v) the collectability of all or a material portion of the receivables originated by, or transferred to, such Person or the collections or related rights related thereto or any other Collateral, or (vi) the ability of the Manager, or any replacement or successor to it, to service or administer the Railcars, receivables, collections or related security.
“Measuring Period” means the fiscal month ending on each Calculation Date.
“Month” means, with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
“Monthly AV Depreciation” means, with respect to any Measuring Period, the aggregate depreciation expense of the Borrower for such Measuring Period in respect of the Portfolio Railcars, calculated for each such Portfolio Railcar based upon the Independent Appraisal most recently provided for such Portfolio Railcar.
“Monthly PP Depreciation” means, with respect to any Measuring Period, the aggregate depreciation expense of the Borrower for such Measuring Period in respect of the Portfolio Railcars, calculated for each such Portfolio Railcar based upon the Original Purchase Price for such Portfolio Railcar, using the Borrower’s book value depreciation.
“Monthly Report” means a report by the Manager in substantially the form of Exhibit A‑3 hereto or such other form as may hereafter be agreed by the Required Lenders, the Manager and the Agent, with appropriate insertions, or with such other non-material changes as may be reasonably agreed to by the Agent.

29    Amended and Restated Revolving Asset Based Loan Agreement

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Guarantor, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Asset Disposition, (A) the gross amount of cash proceeds (including Casualty Proceeds and Condemnation Awards in the case of any Event of Loss or Condemnation) actually paid to or actually received by the Borrower or the Guarantor in respect of such Asset Disposition (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition as and when received), less (B) the sum of (x) the amount, if any, of all taxes (other than income taxes) (to the extent that the amount of such taxes shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (excluding all such fees, brokerage fees, commissions, costs and other expenses payable to any Affiliates of the Guarantor or the Borrower other than as reimbursement for such amounts incurred for the benefit of the Guarantor or the Borrower and paid by such Affiliates to unrelated third parties on behalf of the Guarantor or the Borrower) that are incurred in connection with such Asset Disposition and are payable by the Guarantor or the Borrower, but only to the extent not already deducted in arriving at the amount referred to in clause (A) above, plus (y) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition.
“Net Lease” means a Portfolio Lease or TARC Lease under which the Lessee is solely responsible for maintenance, repair, and other costs and expenses relating to the Portfolio Railcar(s) or TARC Railcar(s), as applicable, subject to such lease.
“Note” means a Revolving Loan Note or a Swing Line Note, as applicable.
“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.
“Notice of Lease Assignment” means a Notice of Lease Assignment, substantially in the form of Exhibit D-4 hereto.
“Notice of Swing Loan Refunding” has the meaning set forth in Section 2.02(b).
“Notice Office” means the office of the Agent at PNC Bank, National Association, Mail Stop: P7-PFSC-04-I, Address: 500 First Avenue, Pittsburgh, PA 15219 Attention: Agency Services.
“NYFRB” has the meaning set forth in the definition of “Fed Overnight Bank Funding Rate”.
“Obligations” means, at any date, (i) all Credit Obligations, (ii) all Derivatives Obligations of the Borrower owed or owing to any Derivatives Creditor, and (iii) obligations of any of the

30    Amended and Restated Revolving Asset Based Loan Agreement

Borrower, the Guarantor or any Subsidiary thereof in respect of Other Lender Provided Financial Service Products.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the certificate of formation and operating agreement (or articles of organization, as the case may be); and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or other jurisdiction of its formation, in each case as amended from time to time.
“Original Closing Date” means March 23, 2018, the date on which the Original Loan Agreement became effective.
“Original Loan Agreement” has the meaning set forth in the Recitals hereof.
“Original Purchase Price” means, with respect to any Railcar at any time, the original purchase price of such Railcar paid by the Borrower or the Guarantor (in the case of Railcars purchased by the Borrower from a seller other than the Guarantor or Andersons or by the Guarantor from a Seller other than Andersons) or Andersons (in the case of Railcars transferred to the Guarantor by the Andersons and further transferred to the Borrower by the Guarantor under the Asset Contribution and Purchase Agreements or any other Purchase Agreement).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Lender Provided Financial Service Product” means agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Borrower, the Guarantor or any Subsidiary thereof: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07(b)).

31    Amended and Restated Revolving Asset Based Loan Agreement

“Part” or “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature, which may from time to time be installed on, incorporated in or attached to, a Railcar and, so long as such items remain subject to this Agreement, all such items which are subsequently removed therefrom and which are owned by the Borrower.
“Participant Register” has the meaning specified in Section 12.06(e).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
“Payment Date” means the first day of each calendar quarter after the date hereof and, if it occurs earlier than any such day, the Revolving Termination Date.
“Payment Notice/Lessor Rights Notice” has the meaning set forth in the Form of Payment Notice/Lessor Rights Notice in the form of Exhibit D-3 hereto.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Guarantor, the Borrower or any ERISA Affiliate or to which the Guarantor, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Perfection Certificate” means a certificate, substantially in the form of Exhibit D-2 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Agent and duly executed by a Responsible Officer of the Borrower, the Guarantor, or TRAM, as applicable.
“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.
“Permitted Liens” means (i) the Liens granted by the Borrower to the Collateral Agent under the Loan Documents; (ii) the respective rights of a Lessee under a Portfolio Lease with respect to a Portfolio Railcar or a TARC Lease with respect to a TARC Railcar (including, for the avoidance of doubt, the rights of any sublessee of the Lessee, to the extent such sublease was entered into in accordance with the Lease or TARC Lease, as applicable); (iii) Liens for Taxes payable by the Guarantor or the Borrower either not yet due or being contested in good faith by appropriate proceedings diligently conducted so long as (x) such proceedings do not involve any imminent danger of the sale, forfeiture or loss of such Railcar or any interest therein and (y) adequate reserves (maintained on a fleet-wide basis for all Railcars owned by Andersons and its Subsidiaries) have been established in accordance with GAAP with respect to such Taxes; (iv) materialmen’s, suppliers’, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is

32    Amended and Restated Revolving Asset Based Loan Agreement

being contested in good faith by appropriate proceedings diligently conducted so long as (x) such proceedings do not involve any imminent danger of the sale, forfeiture or loss of such Railcar or any interest therein and (y) adequate reserves (maintained on a fleet-wide basis for all Railcars owned by Andersons and its Subsidiaries) have been established in accordance with GAAP with respect to such amounts; (v) Liens arising out of judgments or awards against the Guarantor or the Borrower that do not give rise to any Default or Event of Default and with respect to which there shall have been secured a stay of execution pending such appeal or review; (vi) customary salvage and similar rights of insurers under policies of insurance maintained with respect to the Collateral; (vii) Liens in respect of rights of lessors under leases under which the Borrower or the Guarantor is a lessee; (viii) any Lien on a Railcar that secures Debt permitted under Section 7.01(iv) that is set forth on Schedule 7.02 or Section 7.01(v); and (ix) Liens on Portfolio Railcars existing at the time such Railcar was acquired by the Borrower and listed on Schedule 7.02 or otherwise approved in writing by Agent (each Lien under clauses (viii) and (ix), a “Permitted Railcar Lien”).
“Permitted Railcar Lien” has the meaning specified in the definition of “Permitted Liens”.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“PNC” has the meaning set forth in the Recitals hereof.
“Portfolio” means, collectively, all of the Portfolio Railcars and the Portfolio Leases.
“Portfolio Lease” means a Lease with respect to a Portfolio Railcar.
“Portfolio Railcars” means a Railcar in which the Borrower owns or purports to own legal and marketable title or a leasehold interest.
“Primarily Used” means the use of Railcars in a specific jurisdiction for a period of 180 days or more in a calendar year.
“Prime Rate” means the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Agent in Pittsburgh, Pennsylvania.
“Protected Party” means, without duplication, the Agent, the Collateral Agent, each Creditor and any participant, successor or permitted assign of any thereof.
“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, the Published Rate shall be the Eurodollar rate for a one month period as published in another publication determined by the Agent); provided that if, pursuant to Section 3.06, a replacement index is applicable to Revolving Loans,

33    Amended and Restated Revolving Asset Based Loan Agreement

then such replacement index shall be used as the Published Rate for the purpose of interest on the Swing Loans when the Daily One-Month LIBO Rate, plus the Facility Margin, is applicable thereto.
“Purchase Agreement” means, with respect to any Railcar and related Lease, if applicable, the Asset Contribution and Purchase Agreements and such other agreement or agreements, between the applicable seller thereof and the Borrower or the Guarantor as shall provide for the purchase of such Railcar and related Lease, if applicable, by the Borrower or the Guarantor.
“Purchase Date” has the meaning set forth in Section 2.02(c).
“Purchase Price” means, with respect to any Railcar, the aggregate purchase price payable by the Borrower or, in the event such Railcar was transferred by the Guarantor to the Borrower, the Guarantor under the applicable Purchase Agreement for such Railcar, as such purchase price is certified in the applicable Additional Railcar Package.
“Railcar” means a covered hopper car, tank car, boxcar, flat car or other railcar or unit of railroad rolling stock (other than a locomotive), including (i) any and all Parts relating thereto and (ii) any Replacement Railcars and any and all Parts relating thereto, together with any and all accessions, additions, improvements and replacements from time to time incorporated or installed in any item thereof and together with all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnifications relating to any of the foregoing.
“Railcar Documentation” means, with respect to each Railcar, (i) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the Manufacturer and/or the seller thereof, (ii) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Railcars pursuant to the terms of Leases related to such Railcars during the term of such Leases, (iii) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Railcars pursuant to any Applicable Law and (iv) the documents, records, logs and other data maintained (or recommended to be maintained) in respect of the Railcars pursuant to the applicable Manufacturer’s recommendations.
“Recipient” means (a) the Agent or (b) any Lender, as applicable.
“Register” has the meaning set forth in Section 12.06(d).
“Regulation O, T, U or X” means Regulation O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
“Replacement Railcar” means (i) with respect to any Lease, a Railcar that qualifies under the terms of such Lease to replace a Railcar subject to such Lease and to thereby become a “car” as defined in such Lease and (ii) with respect to any Railcars not subject to a Lease, a Railcar or Railcars having (in the aggregate), in the reasonable judgment of the Agent, a Depreciated Purchase Price, age and utility at least equal to, and being in at least as good an operating and maintenance condition as, and having been maintained in a substantially similar or better manner as, the Railcar being replaced (assuming that such Railcar had been maintained in accordance with this Agreement).

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“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Required Lenders” means, collectively, in the event there are more than two Lenders, at least two Lenders whose aggregate Credit Exposures (under clause (i) of the definition of such term) constitute more than 50% of the Credit Exposures (under clause (i) of the definition of such term) of all Lenders at such time, or in the event there are two or fewer Lenders, Lenders whose aggregate Credit Exposures (under clause (i) of the definition of such term) constitute 100% of the Credit Exposure of all Lenders at such time.
“Responsible Officer” means with respect to any Facility Party, the president, treasurer or secretary or other authorized officer of such Facility Party (or, in the case of a Facility Party which is a partnership, limited liability company or trust, any such officer of the general partner, manager, trustee or Person performing similar management functions in respect thereof). Any document delivered hereunder that is signed by a Responsible Officer of a Facility Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Facility Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Facility Party.
“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 12.03), which date is August 2, 2018.
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Borrower or the Guarantor, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Borrower or the Guarantor, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of the Borrower or the Guarantor, now or hereafter outstanding, and (iv) any loan, advance, tax sharing payment or indemnification payment to, or investment in, any Affiliate of the Borrower or the Guarantor.
“Revolving Loan” means any loan made pursuant to Section 2.01. Unless the context shall otherwise require, the term “Revolving Loan” shall include Incremental Revolving Loans.
“Revolving Loan Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, as such note may from time to time be amended, supplemented, restated, replaced or otherwise modified in accordance with the provisions hereof.
“Revolving Termination Date” means the earliest of (i) the Final Maturity Date, (ii) the termination of the Commitments by the Lenders following the occurrence of an Event of Default,

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or (iii) the date upon which the Commitments otherwise shall have been terminated in their entirety in accordance with this Agreement.
“S&P” means Standard & Poor’s Financial Services LLC and its successors.
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means any natural person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred Person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” means the Security Agreement, substantially in the form of Exhibit D‑1 hereto, dated as of the Original Closing Date, among the Borrower, the Guarantor, the Collateral Agent and the Agent, as the same may from time to time be amended, supplemented, restated, replaced or otherwise modified in accordance with the provisions hereof.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Guarantor and its Subsidiaries as of that date determined in accordance with GAAP.
“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced

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to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or then requirements for drawing could then be met).
“STB” means the United States Surface Transportation Board and its successors.
“Subordinated Intercompany Debt” means Debt of the Borrower or the Guarantor owing to Andersons or any of its Subsidiaries that has been subordinated to the Obligations in right of payment in a manner satisfactory to the Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50.00% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50.00% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50.00% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50.00% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.
“Swingline Lender” means PNC, together with any successor to PNC in such capacity.
“Swingline Limit” means $15,000,000. For the sake of clarity, the Swingline Limit is a sub-limit portion of the aggregate Commitments and not in addition thereto.
“Swingline Note” means a promissory note made by the Borrower in favor of Swingline Lender, substantially in the form of Exhibit B-2 hereto, as such note may from time to time be amended, supplemented, restated, replaced or otherwise modified in accordance with the provisions hereof.
“Swing Loan” means any loan made by the Swingline Lender pursuant to Section 2.02.
“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swingline Lender and agreed to by the Borrower, which shall be not more than 15 days after the date of advance, and (ii) the Revolving Termination Date.
“Swing Loan Participation” has the meaning set forth in Section 2.02(c).
“Swing Loan Participation Amount” has the meaning set forth in Section 2.02(c).

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“TARC Lease” means with respect to any Railcar, (i) a lease entered into by the Guarantor as lessor, and any and all supplements and amendments related thereto or (ii) any lease transferred to the Guarantor pursuant to a Purchase Agreement.
“TARC Railcar” means a Railcar in which the Guarantor owns or purports to own legal and marketable title or a leasehold interest.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the date on which all outstanding Credit Obligations have been repaid in full, the Revolving Termination Date has occurred and all Commitments have been terminated.
“TRAM” has the meaning set forth in the preamble.
“Transaction Documents” means the Loan Documents, the Management Agreement, and the Andersons Account Distribution Agreement, collectively.
“Treasury Regulations” means the regulations, including temporary and proposed regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Unfunded Pension Liability” means at any date the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for finding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” means the United States of America, including the States and the District of Columbia but excluding its territories and possessions.
“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made by such Letter of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.04(e)(v), and, in each case, all interest that accrues thereon pursuant to this Agreement.
“Unused Fee” has the meaning set forth in Section 2.10.
“Withholding Agent” means the Borrower, the Guarantor, and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to

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time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02     Computation of Time Periods and Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to Articles, Sections, Schedules, Appendices or Exhibits shall be to Articles, Sections, Schedules, Appendices or Exhibits of or to this Agreement unless otherwise specifically provided. Unless the context otherwise requires, a reference to any agreement or other contract includes supplements, modifications or amendments thereto. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.
SECTION 1.03     Accounting Terms. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 6.01 of this Agreement. Notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by this Agreement shall be computed to exclude any change to lease accounting rules from those in effect on the date hereof pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.
SECTION 1.04     Same Indebtedness; Other References. (a) This Agreement and the other Loan Documents shall not be deemed to provide for or effect a novation or repayment and re-advance of any portion of the Existing Revolving Loans or Existing Letters of Credit now outstanding, it being the intention of the Borrower, the Guarantor, and the Lenders hereby that the Debt owing under this Agreement be and hereby is the same Debt as that owing under the Original Loan Agreement immediately prior to the effectiveness hereof; provided that, on the Restatement Effective Date, the Agent shall, with the cooperation of the Lenders, cause the amounts of PNC’s commitment under the Original Loan Agreement, the principal of Existing Revolving Loans and participation in exposure for the Existing Letters of Credit to be re-allocated (including purchase at par, as applicable) among the Lenders in accordance with their respective Commitments established pursuant to this Agreement. Without limiting the generality of the foregoing, to the extent, if any, not paid prior to the effectiveness of this Agreement, all accrued interest and fees owing as of the Restatement Effective Date under and pursuant to the Original Loan Agreement shall be due and payable in full on the date on which they would have been due and payable pursuant the Original Loan Agreement.
(a)    Upon the effectiveness of this Agreement as provided in Article IV hereof, the Original Loan Agreement shall be deemed to have been amended, restated and replaced in its entirety and superseded by this Agreement; and any references in any other Loan Document to the Original Loan Agreement shall be deemed to refer to this Agreement.

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ARTICLE II

THE CREDIT FACILITY
SECTION 2.01     Commitment to Lend. (I) Each Lender severally agrees, subject to the terms and conditions set forth in this Agreement (including Article IV), to make Revolving Loans to the Borrower pursuant to this Section 2.01 on each Funding Date during the Availability Period. Each such advance shall be subject to the following:
(i)    Each Lender’s Commitment Percentage of the Revolving Loans advanced as part of any Borrowing shall not exceed such Lender’s Available Commitment; and
(ii)    The Revolving Loans advanced in any Borrowing shall not, when added to the aggregate principal amount of Credit Extensions then outstanding, exceed the Borrowing Base (after giving effect to the addition to and/or removal of the Aggregate Value of any Eligible Railcars to be added to or removed from the Portfolio on such Funding Date).
Each Borrowing shall be in a minimum aggregate principal amount and in integral multiples specified in Section 2.03(a) and shall be made from the several Lenders ratably in proportion to their respective Commitments. The Lenders have no obligation to make any Revolving Loan hereunder except as expressly set forth in this Agreement. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted by Section 2.08, prepay, Revolving Loans and reborrow under this Section 2.01.
(a)    Notwithstanding any other provision of this Agreement which requires Borrowings to be made from the Lenders ratably in proportion to the respective Commitments of such Lenders, or which requires payments of principal and interest on the Revolving Loans to be made and allocated, or Revolving Loans to be continued or converted, based on Commitment Percentages rather than outstanding principal amounts:
(i)    payments of principal and interest on the Revolving Loans will be made to the Lenders according to the respective outstanding principal amounts of such Revolving Loans, and
(ii)    outstanding Revolving Loans will be continued and converted according to their outstanding principal amounts rather than the Commitment Percentages of the applicable Lenders.
SECTION 2.02     Swing Loans.
(a)    Swing Loans. During the Availability Period, the Swingline Lender may, in its sole discretion, on the terms and conditions set forth in this Agreement, make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans: (i) shall, together with all accrued interest thereon, be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate

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principal amount of Swing Loans outstanding would not exceed the Swingline Limit, and (B) the aggregate principal amount of all Credit Extensions outstanding would not exceed the Borrowing Base (after giving effect to the addition to and/or removal of the respective Aggregate Value of any Eligible Railcars to be added to or removed from the Portfolio on such Funding Date); (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans; (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan; and (vii) at no time shall there be more than five Borrowings of Swing Loans outstanding hereunder.
(b)    Swing Loan Refunding. The Swingline Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Agent shall give notice of the contents thereof to the Lenders and the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. The Lenders (including the Swingline Lender) hereby unconditionally agree (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of subsection (d) below) to make a Revolving Loan to the Borrower in the amount the Swing Loans to which such Notice of Swing Loan Refunding relates. The proceeds of such Revolving Loans shall be made immediately available to the Swingline Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.
(c)    Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 9.01(g) shall have occurred in respect of the Borrower or one or more of the Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swingline Lender), or each Lender (other than such Swingline Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Commitment Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swingline Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swingline Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swingline Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swingline Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swingline Lender on demand interest on the amount not so paid at the Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swingline Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swingline Lender

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receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swingline Lender will promptly distribute to such Lender its ratable share of such amount based on its Commitment Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(d)    Lender’s Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.02(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swingline Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swingline Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, the Borrower, the Guarantor, or any other Person, or the Borrower or the Guarantor may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.
(e)    Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of subsection (a) above, without the requirement for a specific request from the Borrower pursuant to Section 2.03(b), the Swingline Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Lender relating to the Borrower's deposit, sweep and other accounts at such Swingline Lender and related arrangements and agreements regarding the management and investment of the Borrower's cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower's accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.02(e) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the Swingline Limit, (ii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Final Maturity Date), (iii) not be made at any time after the Swingline Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Default and so long as such shall continue to exist, (iv) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender's obligation pursuant to Section 2.02(b), and (v) except as provided in the foregoing clauses (i) through (iv), be subject to all of the terms and conditions of this Section 2.02.

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SECTION 2.03     Procedures for Borrowing.
(a)    Revolving Loan Procedures. The Borrower may, subject to the terms and conditions of this Agreement, borrow Revolving Loans by giving the Agent a Notice of Borrowing not later than 10:00 A.M. on (1) for a Borrowing to which the Euro-Rate Option applies or for the conversion to or the renewal of the Euro-Rate Option for any Loan, the third Business Day prior to the proposed Funding Date, (2) for a Borrowing to which the Base Rate Option applies, the proposed Funding Date, and (3) the last day of the applicable Interest Period with respect to the conversion of any Loan to the Base Rate Option, and specifying:
(i)    the proposed Funding Date of such Borrowing, which shall be a Business Day;
(ii)    the aggregate amount of the Borrowing to be made on such Funding Date, which amount shall be in the minimum amount of $5,000,000, and in integral multiples of $1,000,000;
(iii)    the Interest Rate Option that shall apply to the proposed Borrowing; and
(iv)    the Interest Period for such Borrowing, if applicable.
Each such Notice of Borrowing shall be accompanied by a Borrowing Base Certificate dated as of the Business Day immediately preceding the Business Day on which the Notice of Borrowing is delivered to the Agent, which Borrowing Base Certificate shall give pro forma effect to (i) all Revolving Loans requested pursuant to such Notice of Borrowing and (ii) the pledge (or removal from pledge) of all Railcars and Leases to be added to (or removed from) the Portfolio on the proposed Funding Date (if any).
(b)    Swing Loan Procedures. The Borrower may, subject to the terms and conditions of this Agreement, borrow Swing Loans by giving the Agent a Notice of Borrowing not later than 12:00 P.M. on the proposed date of such Borrowing, specifying:
(i)    the proposed Funding Date of such Borrowing; and
(ii)    the aggregate amount of the Borrowing to be made on such Funding Date, which shall not be less than $50,000.
SECTION 2.04     Notice to Lenders; Funding of Loans; Letters of Credit.
(a)    Notice to Lenders. Upon receipt of a Notice of Borrowing, the Agent shall promptly deliver to each Lender such Notice of Borrowing (and accompanying Borrowing Base Certificate) and such Lender’s ratable share of the Loans referred to therein.
(b)    Funding of Loans.
(i)    Loans Generally. Not later than 2:00 P.M. on the applicable Funding Date, each Lender shall make available its share of such Borrowing, in federal or other

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immediately available funds, to the Agent at the account set forth on Schedule A. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied or waived, the Agent shall, by 3:00 P.M., make the amount of such Borrowing available to the Borrower at the general deposit account in the United States designated by the Borrower in immediately available funds in a wire transfer. In the event that the conditions as set forth in Section 4.02 for such Loan are not satisfied or waived on the applicable Funding Date, the Agent shall return to the Lenders their respective Loans advanced pursuant to this Section 2.04.
(ii)    Swing Loans. Not later than 4:00 P.M. on the applicable Funding Date, the Swingline Lender shall make available to the Borrower by depositing to the general deposit account in the United States designated by the Borrower in immediately available funds in a wire transfer, the aggregate of the Swing Loans requested in such Notice of Borrowing.
A Notice of Borrowing, once delivered to the Agent, shall be irrevocable and binding on the Borrower. Following such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the proposed Funding Date specified in the Notice of Borrowing, the conditions set forth in Section 4.02, including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or such funds acquired by the Lenders to fund the Loans to be made pursuant to this Section 2.04(b). Any such loss, cost or expense shall be paid after any Lender shall have furnished to the Borrower and the Agent, with reasonable supporting calculations, a notice specifying the amounts thereof.
(c)    Funding by the Agent in Anticipation of Amounts Due from the Lenders. Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the Funding Date of such Loan in accordance with subsection (b) of this Section, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower (if and to the extent such corresponding amount was made available by the Agent hereunder) severally in the case of the Lenders and the Borrower, agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) a rate per annum equal to the higher of the Federal Funds Effective Rate and the Euro-Rate, in the case of the Borrower, and (ii) the Federal Funds Effective Rate, in the case of such Lender. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
(d)    Obligations of Lenders Several. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the Funding Date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Funding Date.

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(e)    Letters of Credit.
(i)    Letter of Credit Issuances. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of this Section 2.04(e), on the Restatement Effective Date (provided that any and all issuance fees accrued to, but not including, the Restatement Effective Date in respect thereof pursuant to the Original Loan Agreement shall have been paid in full on or before the Restatement Effective Date; provided further that fees may be due upon presentment of drafts); all of the risk participation exposures in respect of the Existing Letters of Credit shall be deemed to be assumed by the Lenders ratably according to their respective Commitments; the Borrower, the Agent and the Letter of Credit Issuer hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.
During the Availability Period, the Borrower may request a Letter of Credit Issuer at any time and from time to time to issue, for the account of the Borrower, and subject to and upon the terms and conditions herein set forth, standby letters of credit (each a “Letter of Credit” and shall include, without limitation, each of the Existing Letters of Credit) and each Letter of Credit Issuer agrees to issue from time to time, Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such Letter of Credit Issuer and the Agent; provided, however, that notwithstanding the foregoing, no Letter of Credit Issuance shall be made if, after giving effect thereto, (i) the Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount, (ii) the aggregate principal amount of all outstanding Credit Extensions would exceed the Borrowing Base (after giving effect to the addition to and/or removal of the Aggregate Value of any Eligible Railcars to be added to or removed from the Portfolio on such Funding Date) or (iii) the Borrower would be required to prepay Loans. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) ten Business Days prior to the Termination Date.
(ii)    Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Agent and the applicable Letter of Credit Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “Letter of Credit Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable Letter of Credit Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Letter of Credit Request shall include such supporting documents that such Letter of Credit Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or

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provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.
(iii)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower, each Letter of Credit and Section 2.04(e) shall be subject either to the rules of the Uniform Customs and Practice Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication No. 590) (“ISP98”).
(iv)    Notice of Letter of Credit Issuance. Each Letter of Credit Issuer shall, on the date of each Letter of Credit Issuance by it, give the Agent, each applicable Lender and the Borrower written notice of such Letter of Credit Issuance, accompanied by a copy to the Agent of the Letter of Credit or Letters of Credit issued by it. Each Letter of Credit Issuer shall provide to the Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such Letter of Credit Issuer and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued by such Letter of Credit Issuer.
(v)    Reimbursement Obligations. The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment directly to such Letter of Credit Issuer in immediately available funds at the payment office of such Letter of Credit Issuer, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event on the date on which, such Letter of Credit Issuer notifies the Borrower of such payment or disbursement (which notice to the Borrower shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars in which such Letter of Credit is denominated, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable Letter of Credit Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.06 that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the rate pursuant to Section 2.06(a)(ii), any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under

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Section 2.01), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable Letter of Credit Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.
(vi)    Obligations Absolute. The Borrower’s obligation under this Section to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against such Letter of Credit Issuer, the Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse an Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.
(vii)    Letter of Credit Participations.
(i)    Immediately upon each Letter of Credit Issuance, the Letter of Credit Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Commitment, and each such Lender (each a “Letter of Credit Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (a “Letter of Credit Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees relating thereto shall be payable directly to the Agent for the account of the Lenders as provided in Section 2.15(a) and the Letter of Credit Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.15(b)), the obligations of the Borrower under any Letter of Credit Documents pertaining thereto, the obligations of the Borrower under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.
(ii)    In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the Letter of Credit Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or

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omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.
(iii)    If a Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.04(e)(v), such Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Letter of Credit Participant of such failure, and each Letter of Credit Participant shall promptly and unconditionally pay to the Agent for the account of such Letter of Credit Issuer, the amount of such Letter of Credit Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no Letter of Credit Participant shall be obligated to pay to the Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Agent so notifies any Letter of Credit Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Letter of Credit Participant shall make available to the Agent for the account of the relevant Letter of Credit Issuer such Letter of Credit Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such Letter of Credit Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Agent for the account of the relevant Letter of Credit Issuer, such Letter of Credit Participant agrees to pay to the Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any Letter of Credit Participant to make available to the Agent for the account of the relevant Letter of Credit Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to the Agent for the account of such Letter of Credit Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Agent for the account of such Letter of Credit Issuer such other Letter of Credit Participant’s Revolving Facility Percentage of any such payment.
(iv)    Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of such Letter of Credit Issuer any payments from the Letter of Credit Participants pursuant to subpart (iii) above, such Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Letter of Credit Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such Letter of Credit Participant’s Revolving Facility Percentage of the principal amount

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thereof and interest thereon accruing after the purchase of the respective Letter of Credit Participations, as and to the extent so received.
(v)    The obligations of the Letter of Credit Participants to make payments to the Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(A)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B)    the existence of any claim, set-off defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit), other than any claim that the Borrower may have against any applicable Letter of Credit Issuer for gross negligence or willful misconduct of such Letter of Credit Issuer in making payment under any applicable Letter of Credit;
(C)    any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(E)    the occurrence of any Default or Event of Default.
(vi)    To the extent any Letter of Credit Issuer is not indemnified by the Borrower, the Letter of Credit Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way related to or arising out of Letter of Credit Issuances by it; provided, however, that no Letter of Credit Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct

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SECTION 2.05     Evidence of Loans.
(a)    Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    Agent Records. The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    Evidence of Debt. The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.05 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
(d)    Notes. Notwithstanding any other provision of this Agreement, if any Lender or the Swingline Lender shall request and receive a Revolving Loan Note or Swingline Note, as applicable, as provided in Section 12.06 or otherwise, then the Loans of such Lender shall be evidenced by a Revolving Loan Note or Swingline Note, as applicable, and payable to the order of such Lender in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans.
(e)    Note Endorsements. Each Lender having a Note shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required. When the Borrower has paid a Note in full and the applicable Lender no longer has any Commitment outstanding, such Lender will promptly return such Note to the Agent, who will return such Note to the Borrower, against receipt therefor, marked “PAID IN FULL”.
(f)    Lost, Mutilated and Destroyed Notes, etc. If any Note issued to a Lender pursuant to this Agreement shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the holder of such Note, execute and deliver to the Agent, who shall endorse and deliver to the applicable Lender in replacement thereof a new Note, payable to the same holder in the same principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower for cancellation and if the Note being replaced has been destroyed, lost or stolen, the holder of such Note shall furnish to the Borrower such indemnification as may be required by the Borrower to hold the Borrower harmless and evidence reasonably satisfactory to the Borrower of

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the destruction, loss or theft of such Note and of the ownership thereof; provided, however, that the written undertaking of such Lender shall be sufficient indemnity for purposes of this Section 2.05(f).
SECTION 2.06     Interest. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowings and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing; provided that there shall not be at any one time outstanding more than six (6) Borrowings in the aggregate among all of the Loans (with all outstanding Loans to which the Base Rate Option applies being deemed a single Borrowing for this purpose) and provided further that if a Default exists and is continuing, the Borrower may not request, convert to, or renew the Euro-Rate Option for any Loans, and all existing Borrowings bearing interest under the Euro-Rate Option shall be converted at the end of the applicable Interest Period to the Base Rate Option. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
(a)    Rate of Interest – Revolving Loans and Letters of Credit Drawings.
(i)    Subject to Sections 3.02 through 3.06, inclusive, at the election of the Borrower, each Revolving Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to either:
(A)    rate per annum equal to the Euro-Rate as determined for each applicable Interest Period, plus the Facility Margin, or
(B)    a fluctuating rate per annum equal to the Base Rate, plus, the Facility Margin.
All Unpaid Drawings with respect to each Letter of Credit shall bear interest at a rate per annum equal to the Base Rate, plus the Facility Margin. Such interest shall be payable in arrears on demand.
(ii)    At any time during which an Event of Default has occurred and is continuing, each Loan and Unpaid Drawing shall bear additional interest (in addition to the interest payable pursuant to, as applicable, Section 2.06(a)(i) or Section 2.06(b)) on the outstanding principal amount thereof at a rate per annum equal to the Default Margin. Such interest shall be payable on demand.
(b)    Rate of Interest – Swing Loans. Subject to Sections 3.02 through 3.06, inclusive, each Swing Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Daily One-Month LIBO Rate, plus the Facility Margin, unless otherwise agreed by the Borrower and the Swingline Lender.

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(c)    Determination and Notice of Interest Rates. The Agent shall determine each interest rate applicable to the Loans and Unpaid Drawings hereunder as provided in this Agreement. The Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(d)    Regarding Interest Periods. At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof by delivering a Notice of Borrowing to the Agent at least three (3) Business Days prior to the effective date of such Euro-Rate Option. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:
(i)    Each Borrowing of Loans under the Euro-Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.03, and
(ii)    In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
(e)    Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing in accordance with the provisions of Section 2.06(d), the Borrower shall be deemed to have selected the Euro-Rate Option for an additional Interest Period of one month, commencing upon the last day of the existing Interest Period, unless less than one month remains until the Revolving Termination Date, in which event the Borrower shall be deemed to have converted such Borrowing to the Base Rate Option, commencing upon the last day of the existing Interest Period.
(f)    Interest Payment Dates. Interest on Revolving Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Revolving Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 2.08(b) shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Final Maturity Date, upon acceleration or otherwise).
SECTION 2.07     Repayment and Maturity of Loans. On the Final Maturity Date, the Borrower shall repay in full, together with all accrued and unpaid interest thereon, the outstanding principal amount of the Loans, along with any other Credit Obligations outstanding at such time.
SECTION 2.08     Prepayments.
(a)    Voluntary Prepayments. The Borrower shall have the right voluntarily to prepay Loans in whole or in part without premium or penalty; provided, however, that (i) each partial

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prepayment of Loans shall be in a minimum principal amount of $1,000,000 and (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent by 10:00 A.M., at least three Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. All prepayments under this Section 2.08(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment together with any amounts owed to any Lender pursuant to Section 3.04 hereof.
(b)    Mandatory Prepayments. The Borrower shall be required to prepay Loans as provided in clauses (i) through (iii) of this Section 2.08(b). All payments under this Section 2.08(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment together with any amounts owed to any Lender pursuant to Section 3.04 hereof.
(i)    Following the occurrence of an Event of Default and acceleration of the Loans, the outstanding Loans shall be paid immediately, together with accrued interest thereon to the date of such prepayment, the amount, if any, owed to each Lender pursuant to Section 3.04 hereof and other Obligations owed hereunder.
(ii)    If on any date, the Borrower is aware that a Collateral Deficiency exists, the Borrower shall, no later than the next Business Day, either (A) pay the amount of such Collateral Deficiency together with accrued interest thereon and the amount, if any, owed to each Lender pursuant to Section 3.04 hereof to the Agent for the benefit of the Lenders or (B) purchase or acquire by capital contribution additional Eligible Railcars and/or Eligible Leases and/or other collateral acceptable to the Agent and all the Lenders so that such Collateral Deficiency no longer exists.
(iii)    Net Cash Proceeds received by the Borrower from Asset Dispositions shall be deposited in a Borrower Collection Account; provided that, (A) if an Event of Default has occurred and is continuing, the Borrower shall, not later than the Business Day immediately succeeding such Asset Disposition, remit such Net Cash Proceeds to the Agent and the Agent shall allocate such Net Cash Proceeds in accordance with Section 9.03 and (B) if a Collateral Deficiency exists before or after giving effect to such Asset Disposition (but no Event of Default has occurred and is continuing), the Borrower shall pay the Lenders in accordance with clause fourth of Section 9.03, no later than the Business Day immediately succeeding such Asset Disposition, an amount equal to the lesser of (x) the Net Cash Proceeds received by the Borrower from such Asset Disposition and (y) the amount of such Collateral Deficiency.
SECTION 2.09     Adjustment of Commitments.
(a)    Increase in Commitments. The Borrower may, by written notice to Agent at any time after the Restatement Effective Date and prior to the Revolving Termination Date, request on one or more occasions to increase the Committed Amount by obtaining one or more Incremental Revolving Loan Commitments, in an aggregate principal amount, for all such increases after the

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Restatement Effective Date taken together, not to exceed $100,000,000, from one or more Incremental Revolving Lenders, which may include any existing Lender (which shall be entitled to agree or decline to participate in its sole discretion) without Lenders’ consent; provided, however, that each Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of Agent, the Letter of Credit Issuer, and the Swingline Lender, in each case, in their respective reasonable discretion, which such approval not to be unreasonably withheld, conditioned or delayed. Such notice shall set forth (i) the amount of the Incremental Revolving Loan Commitment being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000), and (ii) the date on which such Incremental Revolving Loan Commitment is requested to become effective (which shall not be less than 15 days nor more than 60 days after the date of such notice); provided that (A) no Commitment of any existing Lender may be increased without the written consent of such Lender, (B) no Default or Event of Default exists immediately before or after giving effect to such increase; (C) the Borrower shall be in compliance with the covenants set forth in Section 7.12 hereof, calculated both immediately before and on a pro forma basis after giving effect to such increase, (D) the Facility Parties shall deliver to the Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Agent: (1) certifications of their corporate or company secretaries with attached resolutions certifying that the Incremental Revolving Loan Commitments have been approved by such Facility Parties, and (2) an opinion of counsel addressed to the Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Facility Parties, and (E) with respect to an Incremental Revolving Lender that is not an existing Lender, such Incremental Revolving Lender shall have executed and delivered to the Agent a joinder to this Agreement that is reasonably satisfactory to the Agent in form and substance (and upon the effectiveness of such joinder, such Incremental Revolving Lender shall be a “Lender” hereunder for all purposes. All Incremental Revolving Loan Commitments shall be based on the terms and conditions set forth herein for Revolving Loans.
(b)    Optional Termination or Reduction of Commitments. The Borrower may from time to time permanently reduce or terminate the Committed Amount in whole or in part (in minimum amounts of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Committed Amount)) upon five Business Days’ prior written or telecopy notice to the Agent, which notice shall be irrevocable once delivered to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of the outstanding Credit Extensions to exceed the lesser of (i) the Committed Amount as so reduced and (ii) the Borrowing Base at such time. The Agent shall promptly notify each Lender of the receipt by the Agent of any notice from the Borrower pursuant to this Section 2.09(b). Any partial reduction of the Committed Amount pursuant to this Section 2.09(b) shall be applied to the Commitments of the Lenders pro-rata based upon their respective Commitment Percentages.
(c)    Automatic Termination. The Commitments of the Lenders shall automatically terminate on the Revolving Termination Date.

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SECTION 2.10     Unused Fee. The Borrower shall pay to the Agent (or at the direction of the Agent) for the account of each Lender a fee (the “Unused Fee”) on such Lender’s daily average Available Commitment, computed at a per annum rate for each day equal to twenty-five basis points (0.25%). The Unused Fee shall commence to accrue on the Restatement Effective Date and shall be due and payable quarterly in arrears on each Payment Date for the calendar quarter (or if applicable, portion thereof) most recently ended; provided that, for the avoidance of doubt, no Unused Fee shall accrue on any day following the Revolving Termination Date.
SECTION 2.11     Pro-rata Treatment. Except to the extent otherwise provided herein, (including without limitation in Sections 2.01(b)), each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees, each reduction of the Committed Amount and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this Section 2.11 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate, plus two percent per annum.
SECTION 2.12     Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.12 applies, such Lender shall, to the extent practicable,

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exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.12 to share in the benefits of any recovery on such secured claim.
SECTION 2.13     Payments; Computations; Proceeds of Collateral, Etc.
(a)    Payments by the Borrower. Unless otherwise expressly provided in a Loan Document, all payments by the Borrower to the Protected Parties pursuant to each Loan Document shall be made by the Borrower (or by its designee) to the Agent for the pro rata account of the Protected Parties entitled to receive such payment or, at the direction of the Agent, directly to such Protected Parties. All payments shall be made without setoff, deduction (except for Taxes which are expressly addressed in Section 3.01) or counterclaim not later than 11:00 A.M. New York City time on the date due in Dollars in same day or immediately available funds to such account or accounts (if payment is to be made directly to the Protected Parties) as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent or a Protected Party, as the case may be, on the next succeeding Business Day. In the event that a payment is made to Agent for the pro rata account of the Protected Parties entitled to such payment, the Agent shall promptly remit in same day funds to each Protected Party its share, if any, of such payments received by the Agent for the account of such Protected Party. Whenever any payment is to be made hereunder or under any Loan, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day and interest shall accrue on such amount from the original due date to such next Business Day; provided that if such extension would cause the last day of such Interest Period to occur in a new calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
(b)    Distributions by the Agent. Each such distribution by the Agent to such Protected Party shall be made in accordance with Section 2.08. Upon the request of any Protected Party, the Agent in its sole discretion may cause to be distributed to such Protected Party on such due date a corresponding amount with respect to the amount then due such Protected Party. If and to the extent the Borrower shall not have so made such payment in full to the Agent and the Agent shall have so caused to be distributed to such Protected Party a corresponding amount with respect to the amount then due such Protected Party, such Protected Party shall repay to the Agent forthwith on demand such amount distributed to such Protected Party together with interest thereon, for each day from the date such amount is distributed to such Protected Party until the date such Protected Party repays such amount, at the Federal Funds Effective Rate for the first three Business Days after demand by the Agent and at a rate equal to the Base Rate plus one percent thereafter until the date such Protected Party repays such amount to the Agent.
(c)    Computations. All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days, except for Base Rate Loans (including Base Rate Loans determined by reference to the Daily One-Month LIBO Rate) and the Unused Fee, each of which shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Interest shall accrue from and include the date of borrowing but exclude the date of payment.

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(d)    Holidays. Whenever payment of a Loan to be made or action taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.06) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Facility Termination Date if the Facility Termination Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
SECTION 2.14     Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.03.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available or received by the Agent from a Defaulting Lender pursuant to Section 12.08) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentage hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that

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are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Fee payable hereunder for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Unused Fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Defaulting Lender shall no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentage whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.15     Letter of Credit Fees. The Borrower agrees to pay to Agent, for the ratable benefit of each Lender based upon each such Lender’s Commitment Percentage, a Letter of Credit participation fee in respect of each Letter of Credit issued hereunder for the period from the date of issuance of such Letter of Credit until the expiration date thereof, computed for each day at a rate per annum equal to the Facility Margin applicable to Loans bearing interest calculated by reference to the Euro-Rate on the aggregate face amount of the Letters of Credit issued hereunder (provided that, at any time during which an Event of Default has occurred and is continuing, such fee shall accrue and be payable a rate per annum equal to the Facility Margin applicable to Loans bearing interest calculated by reference to the Euro-Rate, plus the Default Margin). The Borrower also agrees to pay directly to each Letter of Credit Issuer, for its own account, a fronting fee in respect of each Letter of Credit issued by it, payable quarterly in arrears, computed at the rate of twelve and one-half basis points (0.125%) per annum on the Stated Amount thereof for the period from the date of issuance to the expiration date thereof. Each of the foregoing participation fees and fronting fees shall be due and payable quarterly in arrears on each Payment Date for the calendar quarter (or, if applicable, portion thereof) most recently ended.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
SECTION 3.01     Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or the Guarantor under any Loan Document shall be made without deduction or

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withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the Guarantor, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower and the Guarantor. The Borrower and the Guarantor shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower or the Guarantor, as applicable, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient by the Borrower or the Guarantor, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or the Guarantor, as applicable, by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower and the Guarantor have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or the Guarantor, as applicable, to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or the Guarantor to a Governmental Authority pursuant to this Section, the Borrower or the Guarantor, as applicable, shall deliver to the Agent the original or a certified copy of a receipt

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issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Lenders. (I) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Lender that is not a U.S. Person (“Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower

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within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or (4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified

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party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Mitigation. If the Borrower or the Guarantor is required to pay additional amounts to or for the account of any Recipient pursuant to this Section 3.01, then such Recipient will agree to use reasonable efforts to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Recipient, is not otherwise disadvantageous to such Lender.
(i)    Survival. Without prejudice to the survival of any other agreement of the Borrower or the Guarantor hereunder, the agreements and obligations of the Borrower and the Guarantor contained in subsections (a) through (h) above shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.
SECTION 3.02     Illegality. If, on or after the date of this Agreement, the adoption of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the applicable Lender to make, maintain or fund any of its Loans at a rate based upon the applicable Euro-Rate (such event being hereinafter referred to as an “Illegality Event”) and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, interest on the Loans of such Lender shall accrue and be payable at the Base Rate. If an Illegality Event does not affect all Lenders, the Agent shall make a good faith effort to cause the Lenders that are not affected by such Illegality Event to purchase the Loans held by the affected Lenders. The foregoing shall not delay or otherwise affect the Borrower’s obligation to pay interest at the Base Rate as provided in this Section.
SECTION 3.03     Increased Costs and Reduced Return.
(a)    If, on or after the date hereof, (x) the adoption of or any change in any Applicable Law (including any Existing Law (defined below)) or in the interpretation or application thereof applicable to any Lender, (y) any request, guidance or directive (whether or not having the force of law) from any central bank or other Governmental Authority or (z) the compliance, application or implementation by any Lender with the foregoing subclauses (x) or (y) or any Existing Law (defined

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below), in each case made subsequent to the Restatement Effective Date (or, if later, the date on which such Lender becomes a Lender):
(i)    shall subject such Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the applicable Euro-Rate; or
(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining any Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Agent, in accordance herewith, the Borrower shall be obligated to pay such Lender, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.
(b)    If any Lender shall have determined that (i) the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any Applicable Law (including any Existing Law), regarding capital adequacy or liquidity requirements, (ii) any request, guidance or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, application or implementation by such Lender or its parent corporation of the foregoing clauses (i) or (ii) or any Existing Law has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy or liquidity requirements), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender, such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. For the avoidance of doubt, an Applicable Law regarding capital adequacy or liquidity requirements shall include, but not be limited to, (i) the final rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues,” adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”); (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II:

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International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (iv) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”); or (v) any implementing rules, regulations, guidance, interpretations or directives from any official body relating to the FAS 166/167 Capital Guidelines, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel II or Basel III (whether or not having the force of law and whether any such Applicable Law becomes effective before or after the date hereof) (collectively, “Existing Law”).
(c)    A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within ten (10) days following presentation thereof.
(d)    Promptly after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to this Section, such Lender shall notify the Borrower thereof. Failure on the part of any Lender so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
SECTION 3.04     Funding Losses. The Borrower shall indemnify each Lender against any loss or reasonable expense (but excluding in any event loss of anticipated profit) which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, so long as any such failure is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (ii) any failure by the Borrower to borrow or to refinance any Loan hereunder after irrevocable notice of such Borrowing, or refinancing has been given pursuant to Section 2.03 or 2.08, so long as any such failure is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (iii) any payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice, so long as any such payment, prepayment, conversion or renewal is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, or (iv) attempt by the Borrower to revoke (expressly, by later inconsistent notices, or otherwise) in whole or part any Notice of Borrowing or notice relating to prepayment (each such loss or expense, a “Funding Loss”). Such Funding Losses shall be determined by each Lender in its sole discretion and shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (based on the Euro-Rate), for the period from the date of such

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payment, prepayment or failure to borrow to the last day of the then applicable Interest Period (or, in the case of a failure to borrow, the Interest Period for such Loan which would have been applicable to such Loan on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or continued for such period or Interest Period, as the case may be. For the avoidance of doubt, any amounts payable under this Section 3.04 shall be calculated on the basis of the Lender obtaining funds for its Loans based on borrowing for a one-month period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Borrower and shall be conclusive absent manifest error.
SECTION 3.05     Market Disruption.
(a)    If a Market Disruption Event (as defined in subsection (b) of this Section 3.05) exists with respect to any Loan bearing interest calculated by reference to the Euro-Rate for any day during any Interest Period, then the portion of such Loan held by each Lender for such Interest Period shall bear interest on the outstanding principal amount thereof, for each day (excluding the last day) during each Interest Period applicable thereto, at a rate per annum (in lieu of the Euro-Rate, with respect to such Loan prior to giving effect to such Market Disruption Event) equal to the sum of:
(1)    the Facility Margin; plus
(2)    the actual cost of funds of such Lender(s) for such Interest Period; provided that, if a Market Disruption Event (as defined in subsection (b) of this Section 3.05) exists and the provisions of this Section 3.05 are applicable, then each affected Lender shall certify, in a statement provided to the Agent and the Borrower, its actual costs of funds for such Interest Period.
(b)    For purposes of this Section 3.05, “Market Disruption Event” means, with respect to any Loan bearing interest calculated by reference to the Euro-Rate for any day during any Interest Period, one or more Lenders provide notice to the Agent and the Borrower, not less than three (3) Business Days prior to the commencement of such Interest Period, that, with respect to such Interest Period, the Euro-Rate does not accurately reflect the cost to such Lender(s) of maintaining or funding its Loans for such Interest Period and the actual cost of funds of such Lender(s) for such Interest Period is greater than Euro-Rate.
(c)    Notwithstanding and in lieu of anything provided herein or in any other Transaction Document to the contrary, with respect to each Interest Period with respect to which a Market Disruption Event is applicable, the Borrower shall pay to each affected Lender interest for such Interest Period at the rate provided in subsection (a) of this Section 3.05.
SECTION 3.06     Termination of LIBOR
(a)    If on any date on which a Euro-Rate would otherwise be determined, the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate and that such

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circumstance is unlikely to be temporary, or (B) the circumstance set forth in clause (i) hereof has not arisen but the applicable supervisor or administrator (if any) of the Euro-Rate or an Official Body having jurisdiction over the Agent has made a public statement identifying the specific date after which the so-called “London Interbank Offered Rate” shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the Euro-Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent may (in consultation with the Borrower) choose a replacement index for the Euro-Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Euro-Rate-based interest rate in effect prior to its replacement.
(b)    The Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.03), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.
(c)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a Euro-Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from the Euro-Rate to the replacement index and (B) yield- or risk-based differences between the Euro-Rate and the replacement index.
(d)    Until an amendment reflecting a new replacement index in accordance with this Section 3.06 is effective, each advance, conversion and renewal of a Revolving Loan under the Euro-Rate option will continue to bear interest at the Euro-Rate, plus the Facility Margin; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Revolving Loans as to which the Euro-Rate would otherwise apply shall automatically be converted to the Base Rate, plus the Facility Margin, until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
(e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero percent (0.00%), at such times, such index shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

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SECTION 3.07     Mitigation Obligations; Replacement of Lenders
(a)    Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any lending office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.03, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender (i) requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.07(a), (ii) does not approve any action as to which its consent is required and the consent of the Required Lenders is obtained with respect to such action, (iii) is a Defaulting Lender, or (iv) becomes subject to the control of a Governmental Authority (other than normal and customary supervision), then the Borrower may replace such Lender in accordance with Section 12.14.
ARTICLE IV

CONDITIONS
SECTION 4.01     Conditions to Facility Closing. The obligation of each Lender to make a Credit Extension on the Restatement Effective Date is subject to the satisfaction of the following conditions:
(a)    Executed Loan Documents. Receipt by the Agent of duly executed copies of: (i) this Agreement; (ii) the Notes (if requested under Section 2.05); (iii) the Collateral Documents (or confirmations thereof, as applicable); and (iv) all other Loan Documents, each in form and substance satisfactory to the Agent in its sole discretion.
(b)    Management Agreement. Receipt by the Agent of a duly executed confirmation of each Management Agreement, in form and substance reasonably satisfactory to the Agent.

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(c)    Purchase Agreement, etc. Receipt by the Agent of duly executed confirmations of the Asset Contribution and Purchase Agreements, in form and substance reasonably satisfactory to the Agent.
(d)    Organization Documents. After giving effect to the transactions contemplated by the Transaction Documents, the ownership, capital, corporate, organizational and legal structure of each Facility Party shall be reasonably satisfactory to the Lenders, and the Agent shall have received: (i) a copy of the Organizational Documents of each Facility Party, certified as of a recent date by the Secretary of State of its state of organization, and a certificate as to the good standing of each Facility Party, from such Secretary of State, as of a recent date; (ii) a certificate of the Secretary or Assistant Secretary of each Facility Party dated the Restatement Effective Date and certifying (A) that the Organizational Documents, as applicable, of such Facility Party have not been amended since the date of the last amendment thereto shown on the related certificate furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Facility Party as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Facility Party authorizing the execution, delivery and performance of the Transaction Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Transaction Document or any other document delivered in connection herewith or therewith on behalf of such Facility Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Agent or Squire Patton Boggs (US) LLP, counsel for the Agent, may reasonably request.
(e)    Officer’s Certificate. The Agent shall have received a certificate, dated the Restatement Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in subsections (b), (c), (d), (g) and (l) of Section 4.02.
(f)    Opinions of Counsel. On the Restatement Effective Date, the Agent shall have received:
(i)    favorable written opinions of Jones Day, counsel to the Borrower, the Guarantor, Andersons, and the Manager, addressed to the Agent and each Lender, dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Agent; and
(ii)    from special STB counsel to the Agent, an opinion addressed to the Agent and each Lender, dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Agent.
(g)    Perfection of Security Interests; Search Reports. On or prior to the Restatement Effective Date, the Agent shall have received:

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(i)    a Perfection Certificate from the Borrower and the Guarantor (or a confirmation of no changes since the Perfection Certificates delivered in connection with the Original Loan Agreement), such Perfection Certificate (or as so confirmed) and all information set forth therein to be correct and complete in all respects;
(ii)    modifications, if any, to the financing statements and other similar filings made in connection with the Original Loan Agreement reasonably requested by the Agent;
(iii)    modifications, if any, to the filings with the STB made in connection with the Original Loan Agreement reasonably requested by the Agent; and
(iv)    copies of reports from CSC, The United States Corporation Company, the STB or other independent search service reasonably satisfactory to the Agent listing all effective financing statements and STB filings that name any Facility Party, as such (under its present name and any previous name and, if requested by the Agent, under any trade names), as debtor or seller that are filed in the jurisdictions wherein such filing would be effective to perfect a Lien in the Collateral or any portion thereof, together with copies of such financing statements or STB filings (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing).
(h)    Compliance Certificate; Borrowing Base Certificate. The Agent shall have received (i) a certificate, dated the Restatement Effective Date and signed by a Responsible Officer of the Borrower, confirming pro-forma compliance with the covenants conditions precedent set forth in Section 7.12 and (ii) a Borrowing Base Certificate dated the Restatement Effective Date.
(i)    Projections. The Agent shall have received pro forma projections (including a pro forma closing balance sheet, pro forma statements of operations and cash flow) of the Facility Parties for the fiscal years ending December 31, 2018 through December 31, 2021 prepared by the Borrower, including assumptions used in preparing the forecast financial statements, satisfactory to the Agent.
(j)    Evidence of Insurance. Evidence reasonably satisfactory to the Collateral Agent of the continued maintenance of insurance required hereunder.
(k)    Consents and Approvals. On the Restatement Effective Date, all necessary governmental (domestic or foreign), regulatory and third party approvals in connection with the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect.
(l)    Lockbox and Collection Accounts. The Borrower shall have delivered confirmation of the continued maintenance of the Collection Accounts reasonably satisfactory to the Collateral Agent.

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(m)    Material Adverse Effect. There shall not have occurred since December 31, 2017 any development or event relating to or affecting the Facility Parties which has had or could be reasonably expected to have a Material Adverse Effect.
(n)    Litigation; Judgments. On the Restatement Effective Date, there shall be no actions, suits, proceedings or investigations pending or threatened in writing (i) with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, (ii) against the Borrower, (iii) against the Guarantor or (iv) against the Manager and which the Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein.
(o)    Solvency Certificate. On or prior to the Restatement Effective Date, the Borrower and the Guarantor shall have delivered or caused to be delivered to the Agent a solvency certificate executed by a Responsible Officer of the Borrower or the Guarantor, as applicable, in form and substance satisfactory to the Agent, setting forth the conclusions that, after giving effect to the consummation of all financings contemplated herein, each of the Borrower and the Guarantor, as applicable, will be Solvent.
(p)    Original Loan Agreement Obligations. The Borrower shall have paid to the Agent, in immediately available funds, for the benefit of the “Creditors” under the Original Loan Agreement, as their interests may appear, all interest, Letter of Credit Fees, and other fees under the Original Loan Agreement accrued to, but not including, the Restatement Effective Date.
(q)    Beneficial Ownership Certification. At least ten (10) Business Days prior to the Restatement Effective Date, the Borrower shall have delivered to the Agent and each Lender a Beneficial Ownership Certification in relation to the Borrower.
(r)    Patriot Act. The Agent and the Lenders shall have received, sufficiently in advance of the Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(s)    Payment of Fees. All costs, fees and expenses due to or incurred on behalf of the Agent and the Lenders on or before the Restatement Effective Date shall have been paid, in each case to the extent invoiced or otherwise notified to the Borrower in writing.
(t)    Counsel Fees. The Agent shall have received full payment of the fees and expenses of Squire Patton Boggs (US) LLP described in Section 12.04 which are billed through the Restatement Effective Date and for which the Borrower has been provided an invoice in reasonable detail at least two (2) Business Days prior to the Restatement Effective Date.

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SECTION 4.02     Conditions to Each Credit Extension. The obligation of any Lender to make any Credit Extension on any date is subject to the satisfaction of the following conditions:
(a)    Notice. The Borrower shall have delivered to the Agent an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.03.
(b)    Representations and Warranties. The representations and warranties made by each Andersons Party in any Transaction Document to which it is a party are true and correct in all material respects at and as if made as of the date of such Borrowing except to the extent they expressly relate to an earlier date.
(c)    No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.
(d)    No Collateral Deficiency. Immediately after giving effect to the making of a Credit Extension (and the application of the proceeds thereof), there shall not exist any Collateral Deficiency.
(e)    Leases; Additional Collateral Certificate. On any Funding Date, receipt by the Agent of (i) a certification that each originally executed or electronically executed Lease and each related Loan Document is or will be maintained in a separate, segregated filing cabinet or other storage area at the Borrower’s facility at the address set forth on Schedule 4.02, and, if requested by the Agent, copies of such originally executed or electronically executed Leases; (ii) (A) with respect to any Lease not requiring the Lessee to pay all rent and other amounts payable by the Lessee to the “Lessor” under the Lease to a Collection Account, a Notice of Lease Assignment with respect to such Lease, substantially in the form of Exhibit D‑4 hereto, duly executed and delivered by the Borrower, or (B) if the consent of the Lessee is required under the terms of any applicable Lease, a Lessee Consent, duly executed by the Borrower and the applicable Lessee; and (iii) an originally executed Additional Collateral Certificate with respect to each relevant Portfolio Railcar and Lease.
(f)    Recordations and Filings. On any Funding Date, the Agent shall have received evidence satisfactory to it in its reasonable discretion from special STB counsel to the Borrower, oral or email confirmation that no Liens exist on the applicable Railcars and Leases to be acquired by the Borrower on such Funding Date which would have priority over the Liens granted to the Collateral Agent on such Funding Date (and within three Business Days of such Funding Date, the Borrower shall procure an opinion addressed to the Agent and each Lender, dated such Funding Date, substantially in the form of opinions provided on the Restatement Effective Date pursuant to Section 4.01(f)(ii) and Section 6.19 respectively, and covering such additional matters incident to the transactions contemplated hereby as the Agent may reasonably request).
(g)    Title to the Collateral. The Borrower shall have good and marketable title to each applicable Portfolio Railcar and the Borrower and the Guarantor shall have good and marketable title to all other items of applicable Collateral, in each case, free and clear of all Liens created or incurred by it or permitted to exist by it other than Permitted Liens.

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(h)    Evidence of Insurance. On any Funding Date, the Agent shall have received evidence, to the extent not previously furnished pursuant to Section 4.01(i), that liability and casualty insurance meeting the requirements set forth in Section 6.06 is in effect with respect to each applicable Railcar to be added to the Portfolio on such Funding Date.
(i)    Assignment of Leases and Permits. On any Funding Date, a duly executed counterpart of any agreement required to establish a perfected first priority Lien in favor of the Collateral Agent for the benefit of the Lenders relating to the Lease of each Railcar being acquired by the Borrower on such Funding Date, dated as of such Funding Date, satisfactory in form and substance to the Collateral Agent, and evidence from the official records of the STB (or a legal opinion in form and substance reasonably acceptable to the Collateral Agent) that such agreement (or a memorandum thereof) has been registered, recorded or filed for recordation in accordance with Applicable Law. In addition, the Agent shall have received satisfactory evidence that any Permits needed to make all required payments under each such Lease to the Borrower in Dollars have been obtained and are in full force and effect.
(j)    Additional Railcar Package. On any Funding Date, receipt of the complete Additional Railcar Package for each such Railcar, including a Bill of Sale. The Independent Appraisal (if required) included within such Additional Railcar Package shall be issued and dated within 30 days of such Funding Date.
(k)    Eligibility. On any Funding Date, a Responsible Officer of the Borrower shall have certified to the Agent and each Lender that (i) each Railcar which is to be designated as an Eligible Railcar on such Funding Date is an Eligible Railcar and (ii) each Lease which is to be designated as an Eligible Lease on such Funding Date is an Eligible Lease.
(l)    Other Documents. Originals of each of the documents (including, if requested, all Railcar Documentation) delivered to the Borrower pursuant to the relevant Lease Documents shall have been provided to the Agent.
(m)    Payoff Letter. On any Funding Date, a payoff letter from all Persons (if any) holding Liens of record (other than Permitted Liens) on or prior to such Funding Date with respect to any applicable Railcar shall have been delivered to the Agent.
(n)    Filings. The Agent shall have received evidence of the completion of all filings and recordings of or with respect to the Collateral Documents, including, without limitation, all filings and recordings specified in Schedule 3.02 to the Security Agreement, and of all other actions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.
(o)    Other Documents and Action. Each Facility Party shall deliver to the Agent such other instruments, agreements and documents and take such other action as the Agent may reasonably request in connection with the Loans to be made on such Funding Date.
The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d), (g) and (l) above.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Facility Party represents and warrants as of the Restatement Effective Date, as of the date of each Credit Extension, and as of each date on which any Monthly Report is required to be delivered that:
SECTION 5.01     Existence, Qualification and Power; Good Standing. Each Facility Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business, and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02     Power; Authorization; Enforceable Obligations. Each Facility Party has the corporate or other necessary power and authority, and the legal right to execute, deliver and perform the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other action to authorize the borrowings and other actions on the terms and conditions of this Agreement and to authorize the execution, delivery and performance by it of the Transaction Documents to which it is a party. No consent, approval, licenses, validation or authorization of, filing, recording or registration with, notice to, exemption by or other similar act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any stockholder, certificateholder or creditor of any Facility Party or any of their respective Subsidiaries) is required to be obtained or made by or on behalf of any Facility Party in connection with the borrowings or other extensions of credit hereunder, the execution, delivery, performance, validity or enforceability by or against it of the Transaction Documents or the exercise of the rights and remedies of the Agent, the Collateral Agent or any other Protected Party pursuant to this Agreement or any other Loan Document, except for (i) consents, authorizations, notices and filings disclosed in Schedule 5.02, all of which have been obtained or made, (ii) filings to perfect and maintain the perfection of the Liens created by the Collateral Documents and (iii) consents, authorizations, notices and filings in connection with the disposal of Collateral required by laws affecting the offering and sale of securities. This Agreement has been, and each other Transaction Document to which any Facility Party is a party will be, duly executed and delivered on behalf of such Person. This Agreement constitutes, and each other Transaction Document to which any Facility Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Facility Party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

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SECTION 5.03     No Conflicts. Neither the execution and delivery by the Facility Parties of the Transaction Documents to which each is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower or the Guarantor, nor the exercise of remedies by the Agent, the Collateral Agent or the Lenders under the Loan Documents, will (i) violate or conflict with any provision of the Organization Documents of any Facility Party, (ii) violate, contravene or conflict with any Applicable Law (including Regulation U or Regulation X), (iii) violate, contravene or conflict with any Contractual Obligation to which any Facility Party is a party or by which any Facility Party may be bound, or (iv) result in or require the creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to the properties of any Facility Party.
SECTION 5.04     No Default. No Facility Party is in default in any material respect under any Contractual Obligation to which it is a party or by which any of its properties is bound. No Default or Event of Default has occurred and is continuing.
SECTION 5.05     Financial Condition.
(a)    Audited Financial Statements. The consolidated balance sheet of Andersons and its consolidated Subsidiaries as of December 31, 2017 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Andersons’ independent auditors, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Andersons and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)    Interim Financial Statements. During the period from December 31, 2017 to and including the Restatement Effective Date, there has been no sale, transfer or other disposition by any Facility Party or any of their respective consolidated Subsidiaries of any material part of the business or property of the Facility Parties and their respective consolidated Subsidiaries, in each case taken as a whole, and no purchase or other acquisition by them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Facility Parties and their respective consolidated Subsidiaries, as applicable, taken as a whole, which is not reflected in the foregoing financial statements or in the notes thereto. The balance sheets and the notes thereto included in the financial statements referred to in this subsection (b) and in subsection (a) above disclose all liabilities, actual or contingent, of Andersons and its consolidated Subsidiaries as of the date thereof required to be disclosed therein in accordance with GAAP.
(c)    Post-Closing Financial Statements. The financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated financial condition, results of operations and cash flows of each of Andersons and the Guarantor (if applicable) and their respective consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

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(d)    Financial Projections. The pro forma projections of the Facility Parties for the fiscal years ending December 31, 2018 through December 31, 2021 prepared by the Borrower and delivered to the Agent (the “Financial Projections”) were prepared on behalf of the Borrower in good faith and are based on assumptions and estimates considered by management of the Borrower to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Guarantor and its Subsidiaries’ projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrower, as of the Restatement Effective Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.
(e)    No Undisclosed Liabilities. Except as set forth in the financial statements described in subsections (a) and (b) above or in any public disclosure filed by Andersons with the United States Securities and Exchange Commission, the Debt incurred under this Agreement and the Debt incurred under the Bank Credit Facility, (i) there were as of the Restatement Effective Date (and after giving effect to any Loans made on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Facility Party of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) no Facility Party knows of any basis for the assertion against any Facility Party of any such liability or obligation which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.
SECTION 5.06     No Material Change. Since December 31, 2017 there has been no Material Adverse Effect, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.
SECTION 5.07     Title to Properties. On the Restatement Effective Date and during the term of this Agreement, (i) the Borrower shall be the sole legal and beneficial owner of and shall have good and marketable title to each Portfolio Railcar and Portfolio Lease owned or purported to be owned by the Borrower and all of its other material properties and assets and (ii) the Guarantor shall be the sole legal and beneficial owner of and shall have good and marketable title to each TARC Railcar and TARC Lease and all of its other material properties and assets. All such Portfolio Railcars, Portfolio Leases, TARC Railcars and TARC Leases and other material properties and assets of the Borrower and the Guarantor are and will be free and clear of Liens other than Permitted Liens. Each Subsidiary of the Borrower and the Guarantor shall be the sole legal and beneficial owner of and shall have good and marketable title to all of its material properties and assets free and clear of Liens other than Permitted Liens.
SECTION 5.08     Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or overtly threatened (or any basis therefor known to any Facility Party) against or affecting any Facility Party or any of their respective

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Subsidiaries that (i) involve any Transaction Document or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.09     Taxes. Each of the Facility Parties and their respective Subsidiaries has timely filed or caused to be filed all Tax returns, information statements and reports required to have been filed and has paid or caused to be paid all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges upon such Facility Party and their respective Subsidiaries or upon any of its properties, income or franchises required to have been paid by it, except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against any Facility Party and their respective Subsidiary or any basis for such assessment which could be likely to result in a Material Adverse Effect.
SECTION 5.10     Compliance with Law. Each of the Facility Parties and each of their respective Subsidiaries is in compliance with all requirements of Applicable Law (including Anti-Corruption Laws, Anti-Terrorism Laws and Environmental Laws) applicable to it or to its properties, except where such failures to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Neither any Facility Party, nor any of their respective Subsidiaries, nor any Facility Party’s or any of their respective Subsidiaries’ respective material properties or assets, is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority, except where such defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Neither any Facility Party nor any of their respective Subsidiaries has received any written communication from any Governmental Authority that alleges that any of them is not in compliance in any material respect with any Applicable Law, except for allegations that have been satisfactorily resolved and are no longer outstanding.
SECTION 5.11     ERISA. (a)  Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and nothing has occurred which would prevent, or cause the loss of such qualification. The Guarantor, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
(a)    There are no pending or, to the best knowledge of the Facility Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.
(b)    (I)    No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to result in

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liability to the Guarantor or the Borrower; (iii) none of the Guarantor, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than for contributions made when due or premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Guarantor, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4204 of ERISA with respect to a Multiemployer Plan; and (v) none of the Guarantor, the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
SECTION 5.12     Subsidiaries. Neither the Borrower nor the Guarantor has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or the Guarantor, as applicable, in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens. Neither the Borrower nor the Guarantor has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. All of the outstanding Equity Interests in the Borrower and the Guarantor have been validly issued, are fully paid and nonassessable and are owned free and clear of all Liens.
SECTION 5.13     Governmental Regulations, Etc. (I) Neither the Borrower nor the Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No proceeds of the Loans will be used, directly, or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. “Margin stock” within the meaning of Regulation U does not constitute more than 25.00% of the value of the assets of the Borrower. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, as amended, the Exchange Act or regulations issued pursuant thereto, or Regulation T, U or X.
(a)    No Facility Party or any Person Controlling a Facility Party, or any Subsidiary of the Borrower or the Guarantor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(b)    No director, executive officer or principal holder of any Equity Interest of any Facility Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof, the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.
(c)    As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

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SECTION 5.14     Purpose of Loans. The proceeds of the Loans made on each Funding Date will be used for general corporate purposes and not in contravention of any Law or any Transaction Document.
SECTION 5.15     Environmental Matters. Each of the Facility Parties and their respective Subsidiaries has complied in all respects with all applicable Environmental Laws, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither any Facility Party nor any of their respective Subsidiaries has received written notice of any actual or claimed or asserted failure so to comply with Environmental Laws which alone, or together with any other such liability or notices which have been previously or concurrently received, could reasonably be expected to result in a Material Adverse Effect, other than in connection with failures which have been corrected. No hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in any Environmental Laws, are managed on any property of any Facility Party or any of their respective Subsidiaries in violation of any regulations promulgated pursuant thereto or any other Applicable Law, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.16     Intellectual Property. Each of the Facility Parties and their respective Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. No slogan or other advertising devise, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Facility Party or any of their respective Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or overtly threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Facility Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
SECTION 5.17     Solvency. Each of the Borrower and the Guarantor is and, after consummation of the transactions contemplated hereby and by the other Transaction Documents and Lease Documents, will be Solvent.
SECTION 5.18     Disclosure. No statement, information, report, representation, or warranty made by any Facility Party in any Transaction Document or furnished to the Agent or any Lender by or on behalf of any Facility Party in connection with any Transaction Document (considered together with all other such information so furnished) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5.19     Security Documents.
(a)    The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Protected Parties, a legal, valid and enforceable security interest in the Collateral and, when the filings, recordations or other actions described in Section 3.02 of the

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Security Agreement shall have been completed, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral, in each case to the extent provided in such Section 3.02.
(b)    The Collateral Agent, for the ratable benefit of the Protected Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing Liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.
SECTION 5.20     Ownership. No Borrower Change of Control has occurred.
SECTION 5.21     Lease Documents. The Borrower has delivered or caused to be delivered to the Agent true and complete copies of each originally or electronically executed Lease and the related Lease Documents and any amendments or supplements thereto to which the Borrower is a party, and, except for amendments so disclosed to the Agent and the Lenders, such documents have not been amended or modified and all such Leases and related Lease Documents are maintained in a separate, segregated filing cabinet or other storage area at the Borrower’s facility at the address set forth on Schedule 4.02.
SECTION 5.22     Sole Business of the Borrower. The sole business of the Borrower is the ownership, selling, purchasing, leasing and financing of Railcars. The Borrower has not engaged in any activities since its organization (other than those incidental to its organization and other appropriate steps and arrangement for the payment of fees to, and director’s and officer’s insurance for, the officers and directors of the Borrower, the acquisition and leasing of the Portfolio Railcars and the funding of the Purchase Price thereof, the authorization and issuance of the Notes, the execution of this Agreement, and the other Transaction Documents and the Lease Documents to which it is a party and the activities referred to in or contemplated by such agreements), and the Borrower has not paid any dividends or other distributions since the Restatement Effective Date, except as permitted pursuant to Section 7.07 hereof.
SECTION 5.23     Leases. (i) Each Lease shown as an Eligible Lease on the Monthly Report most recently delivered to the Agent and the Lenders in accordance with Section 6.01(f) was an Eligible Lease as of the date of such Monthly Report, (ii) except as otherwise disclosed in writing by the Borrower to the Agent, no Lease Default or Lease Event of Default known to any Facility Party after due inquiry is in existence under any Portfolio Lease and each Portfolio Lease is in full force and effect, (iii) except as otherwise disclosed in writing by the Borrower to the Agent and to each Lender, no Lease Event of Default due to failure to pay rent or Lessee insolvency known to any Facility Party after due inquiry is in existence under any Portfolio Lease and no Portfolio Lease has been terminated due to a Lease Event of Default and (iv) the description of Lease Defaults or Lease Events of Default occurring under a Lease, if any, included in an Additional Railcar Package and any supplement thereto accurately describes in all material respects Lease Defaults or Lease Events of Default during the periods described of which any Facility Party is aware after due inquiry as of the relevant Funding Date.

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SECTION 5.24     Railcars. Each Railcar shown as an Eligible Railcar on the Monthly Report most recently delivered to the Agent and the Lenders in accordance with Section 6.01(f) was an Eligible Railcar as of the date of such Monthly Report.
SECTION 5.25     [Reserved].
SECTION 5.26     Separate Corporate Structure. At all times since the Original Closing Date:
(i)    The Guarantor and each Subsidiary of the Guarantor is operated as a separate legal entity from Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries) and will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries).
(ii)    The Guarantor and each Subsidiary of the Guarantor keeps complete and accurate entity records, books, accounts and minutes separate from those of Andersons, the Manager and any of their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries) or any other Person (other than the Guarantor and the Guarantor’s Subsidiaries).
(iii)    Neither the Guarantor nor any Subsidiary of the Guarantor has directly or indirectly entered into any transaction with Andersons, the Manager or any of their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries) except as expressly permitted by the Loan Documents and then in an arm’s-length bargain.
(iv)    Neither the Guarantor nor any Subsidiary of the Guarantor has loaned funds to, guaranteed or become obligated with respect to claims against, Andersons, the Manager or any of their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries) or any other Person or entity except as expressly permitted by the Loan Documents or as provided by operation of consolidated group principles of U.S. federal income tax and ERISA laws.
(v)    The Guarantor and each Subsidiary of the Guarantor has kept its assets and liabilities as reflected in its books and records separate from those of Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries) and has not and at all times will not commingle such assets and liabilities (except as expressly permitted pursuant to this Agreement).
(vi)    The Guarantor and each Subsidiary of the Guarantor has kept adequate records to permit the segregation of its assets and liabilities from those of Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries).
(vii)    The Guarantor and each Subsidiary of the Guarantor has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s

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Subsidiaries), it being understood that the Borrower and Guarantor may continue to reimburse Andersons in the ordinary course of business for operating expenses and taxes paid by Andersons for Portfolio Railcars or TARC Railcars.
(viii)    The Guarantor and each Subsidiary of the Guarantor has and will keep its funds separate and distinct from any funds of Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries), except for misdirected Lease payments, and will receive, deposit, withdraw and disburse such funds separate from any funds of Andersons, the Manager and their Affiliates (other than the Guarantor and the Guarantor’s Subsidiaries).
SECTION 5.27     Anti-Corruption; Anti-Terrorism.
(a)    The Guarantor, its Subsidiaries, and its officers and employees and to the knowledge of the Guarantor, and their respective directors and agents, are in compliance with Anti-Corruption Laws in all material respects. The Guarantor has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Guarantor, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws.
(b)    (i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law
SECTION 5.28     EEA Financial Institution. The Borrower is not an EEA Financial Institution.
ARTICLE VI

AFFIRMATIVE COVENANTS
Each Facility Party agrees that so long as any Lender has any Commitment hereunder or any Obligation or other amount payable hereunder or under any Note or other Loan Document remains unpaid:
SECTION 6.01     Information. The Borrower will furnish, or cause to be furnished, to the Agent and each of the Lenders:
(a)    Annual Financial Statements.
(i)    As soon as available, and in any event within 90 days after the end of each fiscal year of the Guarantor (commencing with fiscal year 2018), a consolidated balance sheet and income statement (and, if reasonably requested by the Agent, consolidating balance sheets and income statements) of the Guarantor and its consolidated Subsidiaries,

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as of the end of such fiscal year, and the related consolidated (and, if reasonably requested by the Agent, consolidating) statements of operations and retained earnings and cash flows for such fiscal year, and
(ii)    As soon as available, and in any event within 90 days after the end of each fiscal year of Andersons (commencing with fiscal year 2018), a consolidated balance sheet and income statement of Andersons and its consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of operations and retained earnings and cash flows for such fiscal year; provided, however, that Andersons’ posting of its SEC Form 10-K in respect of such fiscal year on the EDGAR Website shall constitute delivery of a consolidated balance sheet and income statement as required under this clause (ii), in each case setting forth in comparative form figures for the preceding fiscal year (it being understood that the first such preceding fiscal year shall be fiscal year 2018), all such consolidated financial statements to be in reasonable form and detail and audited by Deloitte or other independent certified public accountants of recognized national standing reasonably acceptable to the Agent and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and results of operations and cash flows of Andersons or the Guarantor, as applicable, and their respective consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).
(b)    Quarterly Financial Statements.
(i)    As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Guarantor (commencing with fiscal year 2018), a consolidated balance sheet (and, if reasonably requested by the Agent, consolidating balance sheets) of the Guarantor and its consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated (and, if reasonably requested by the Agent, consolidating balance sheets and income statements) statements of operations and retained earnings and cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, and
(ii)    As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of Andersons, a consolidated balance sheet of Andersons and its consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and cash flows for such fiscal quarter and the then elapsed portion of such fiscal year; provided, however, that Andersons’ posting of its SEC Form 10-Q in respect of such fiscal quarter on the EDGAR Website shall constitute delivery of a consolidated balance sheet and income statement as required under this clause (ii), in each case setting forth in comparative form figures for the corresponding periods of the preceding fiscal year (it being understood that the first such preceding fiscal year shall be fiscal year 2018), all such financial statements to be in form and detail and reasonably acceptable to the Agent, and

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accompanied by a certificate of a Responsible Officer of Andersons or the Guarantor, as applicable, to the effect that such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and results of operations and cash flows of Andersons or the Guarantor, as applicable, in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.
(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a certificate of a Responsible Officer of the Guarantor (i) demonstrating compliance with the financial covenants contained in Section 7.12 by calculation thereof as of the end of the fiscal period covered by such financial statements and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action each Facility Party proposes to take with respect thereto.
(d)    Borrowing Base Certificates. Within 30 days after the last day of each fiscal month (or no later than the last day of February with respect to the Borrowing Base Certificate as of the end of January), a Borrowing Base Certificate as of the end of the immediately preceding calendar month, substantially in the form of Exhibit A-4 hereto and certified by a Responsible Officer of each Facility Party to be true and correct as of the date thereof.
(e)    Notices Regarding Collateral. Promptly upon receipt from any Manufacturer, the Manager, any Lessee or any Lessee’s insurance carrier or broker, copies of any material notice, communication, document or agreement related to any Portfolio Railcar or other Collateral. Promptly upon a Responsible Officer of any Facility Party obtaining knowledge thereof, notice of Liens with respect to any Collateral other than Permitted Liens.
(f)    Monthly Report. Within 30 days after the last day of each fiscal month (or no later than the last day of February with respect to the Monthly Report for January) a Monthly Report setting forth the information contained in such Monthly Report for the Measuring Period ending most recently prior to such date (provided that if and to the extent such information is available only from a Lessee or the Agent, the Borrower’s obligation to provide such information shall be limited to providing such information as the Facility Parties are able to obtain from the Agent and such Lessee through commercially reasonable efforts to enforce applicable provisions of the applicable Lease), including a complete list showing the Manufacturer, type, car number, date of manufacture and Mark of each Portfolio Railcar and each Lease with respect thereto, together with an executed and fully completed officer’s certificate substantially in the form of Exhibit E hereto (if expenses are to be reimbursed to the Manager as described in such certificate). The Agent shall review the Monthly Report and, in its sole discretion, provide the Borrower with any corrections or supplemental information regarding the Loans or amounts paid into or held in the Collection Accounts, which corrections and/or information the Borrower shall include in a revised Monthly Report. Not later than the second Business Day after receipt of any corrections or supplemental information provided by the Agent (or, absent any such corrections or supplemental information, not later than the second Business Day after the date on which the Monthly Report is delivered),

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the Borrower shall provide the Lenders with a copy of the Monthly Report, as revised pursuant to the preceding sentence.
(g)    Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Andersons Party in connection with any annual, interim or special audit of the books of such Andersons Party.
(h)    Annual Budget. Within 30 days after the last day of each fiscal year, an annual budget and any forecasts or projections of the Guarantor and its consolidated Subsidiaries on a consolidated basis, together with a consolidating budget for each such Subsidiary.
(i)    Notices. Prompt notice of: (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Lease Default or Lease Event of Default; and (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (A) breach or non-performance of, or any default under, a Contractual Obligation of any Andersons Party; (B) any dispute, litigation, investigation or proceeding between any Facility Party and any Governmental Authority; (C) any litigation, investigation or proceeding affecting any Facility Party in which the amount involved exceeds $5,000,000 (in the case of the Borrower or the Guarantor) or 10,000,000 (in the case of TRAM), or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; (D) the occurrence of any ERISA Event; and (E) any material change in accounting policies or financial reporting practice by Andersons or the Guarantor. Each notice pursuant to this Section 6.01(h) shall (i) be accompanied by a statement of a Responsible Officer of the Borrower (or the Manager on its behalf) setting forth details of the occurrence referred to therein and stating what action each Facility Party has taken and proposes to take with respect thereto and (ii) if applicable, describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.
(j)    Domestication in Other Jurisdiction. As soon as reasonably practicable after resolving to effect a change in the form or jurisdiction of organization of any Facility Party, written notice of such intent, and in any event not less than 30 days prior to any change in the form or jurisdiction of organization of any Facility Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.
(k)    Agreed-Upon Procedures Report. With reasonable promptness after the receipt thereof by any Andersons Party, a copy of any report produced by the consultants reasonably acceptable to the Facility Parties in connection with an Agreed-Upon Procedures Audit conducted pursuant to Section 6.10(b).
(l)    Railcar Locations. Within ten Business Days of written request by Agent, copies of reports from RAILINC Corp. that list the last location and time each Portfolio Railcar was identified by RAILINC Corp.
(m)    Beneficial Ownership Changes. Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification as soon as possible and in no event later than five (5) Business Days after the Borrower has knowledge of any such change in such information.

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(n)    Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Andersons Party as the Agent or any Lender may reasonably request.
SECTION 6.02     Preservation of Existence and Franchises; Authorizations, Approvals and Recordations. Each Facility Party will do all things necessary to preserve the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Lease Document or Transaction Document, or permit the making of any payment or the transfer or remittance of any funds by the Borrower under this Agreement, the Notes or any other Lease Document or Transaction Document. Each Facility Party shall and shall cause each of its respective Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05; (b) take all reasonable action to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
SECTION 6.03     Books and Records. Each Facility Party will and will cause its respective Subsidiaries to keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves) and shall keep full and accurate books relating to the Collateral, including, but not limited to, the originals of all documentation with respect thereto (other than original executed copies of the Portfolio Leases delivered to the Agent or its nominee under the Loan Documents), all credits granted thereon, all merchandise returned and all other dealings therewith, and each Facility Party will make the same available to the Agent for inspection, at the Facility Parties’ cost and expense, as provided in Section 6.10(a). Upon direction of the Agent, the Borrower and the Guarantor shall stamp or otherwise mark such books and records in such manner as the Agent may reasonably require in order to reflect the Liens of the Collateral Documents. The Borrower and the Guarantor will keep, or, with respect to the Railcars and the Leases, cause the Manager to keep, at all times books of record and account adequate to identify the Portfolio Railcars, TARC Railcars, Portfolio Leases and TARC Leases and to locate such Railcars and such Portfolio Leases or TARC Leases, as applicable, and, to the extent that the Lessee is required to provide such information pursuant to the applicable Portfolio Lease or TARC Lease, as applicable,, to disclose its use, maintenance, condition and the income generated to the Borrower and the Guarantor through the use thereof, in which full, true and correct entries will be made.
SECTION 6.04     ERISA. Except as would not reasonably be expected to result in liability to the Borrower or the Guarantor, none of the Borrower, the Guarantor or any ERISA Affiliate will maintain, contribute to or have an obligation to contribute to any Pension Plan or Multiemployer Plan.
SECTION 6.05     Payment of Taxes and Other Debt. Each Facility Party will and will cause its respective Subsidiaries to pay and discharge (i) all indebtedness and other obligations, including all Taxes, assessments and other governmental charges or levies imposed upon it, or upon

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its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of the Collateral and (iii) all of its other Debt as it shall become due; provided, however, that no Facility Party shall be required to pay any such Tax, assessment, charge, levy, claim or Debt which is being contested or negotiated in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment could reasonably be expected to have a Material Adverse Effect.
SECTION 6.06     Insurance; Certain Proceeds. (I) The Borrower and the Guarantor will and will cause their respective Subsidiaries to at all times maintain in full force and effect insurance in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents), and in any event in compliance with the requirements of Schedule 6.06 hereof. Notwithstanding the generality of the foregoing, (i) with respect to any Portfolio Railcar subject to a Portfolio Lease or TARC Railcar subject to a TARC Lease, the Borrower and the Guarantor agree that the Borrower or the Guarantor (or the Manager acting on their behalf) shall enforce the provisions of such Portfolio Lease or TARC Lease, as applicable, against the applicable Lessee as to all required insurance pursuant to the terms thereof, (ii) with respect to any Railcar not subject to a Net Lease, in addition to its covenants with respect to the Collateral described herein and of Schedule 6.06 hereof, the Borrower and the Guarantor shall comply with the provisions of the Management Agreement regarding insurance for such Railcar, and (iii) the Borrower and the Guarantor shall ensure that at all times insurances against physical damage of the Railcars shall be in effect (which may be accomplished pursuant to a contingent physical damage policy) in an amount not less than the replacement cost of such Railcars, subject to an aggregate limit of not less than $2,500,000 per occurrence; provided that such coverage may provide for deductible amounts of not more than $50,000 per occurrence (or $100,000, in the event that (i) coverage providing for a $50,000 deductible amount is not then available on commercially reasonable terms or (ii) a deductible amount of $100,000 is then customary in the railcar leasing industry with respect to such coverage). The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies, if any), and each provider of property damage insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, (i) that the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Guarantor under such policies jointly to the Borrower and the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent), (ii) to waive all claims for insurance premiums against the Collateral Agent and the Protected Parties, (iii) to provide coverage to the Collateral Agent for the benefit of the Protected Parties regardless of the breach by the Borrower or the Guarantor of any warranty or representation made therein, (iv) that no such policy is subject to co-insurance, and (v) that it will give the Collateral Agent thirty days’ prior written notice before any such policy or policies shall be terminated or canceled, and that no act or default of any Facility Party or any other Person (other than non payment of premiums) shall affect the rights of the Collateral Agent or the Lenders under such policy or policies. The Borrower assumes all liability and responsibility in connection with the Portfolio and

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other property and assets acquired by it and the liability of the Borrower to pay the Obligations shall in no way be affected or diminished by reason of the fact that any such property may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Borrower.
(a)    Any cash receipts from a Casualty or Condemnation (whether by way of Casualty Proceeds or Lessee indemnity payments or otherwise) received by any of the Borrower, the Guarantor or the Collateral Agent shall be deposited into a Collection Account and applied pursuant to Section 9.03 (except for in respect of an Event of Loss, which shall be applied in the same manner as Net Cash Proceeds).
Upon the request of the Collateral Agent from time to time, the Borrower will promptly and duly execute and deliver any and all such further instruments and documents as may be specified in such request which are reasonably necessary to perfect, preserve or protect the security interests created or intended to be created for the Replacement Railcars referred to herein, or to establish that the Borrower has title to such Railcars.
(b)    Neither the Borrower nor the Guarantor shall operate any Portfolio Railcar or TARC Railcar or suffer any Portfolio Railcar or TARC Railcar to be operated in violation of any provision of any insurance policy in effect with respect to such Railcar or in any jurisdiction where all of the insurance required hereunder shall not remain in full force and effect or in violation of any law, treaty, statute, rule, directive, regulation or order of any Governmental Authority having jurisdiction over such Railcar or in violation of any applicable certificate, license or registration relating to such Railcar issued by any such Governmental Authority.
(c)    In connection with the covenants set forth in this Section 6.06, it is understood and agreed that:
(i)    none of the Collateral Agent, the Agent, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.06, it being understood that (A) the Borrower and the Guarantor shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Collateral Agent, the Agent, the Lenders or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of the Borrower and the Guarantor hereby agrees to waive its right of recovery, if any, against the Collateral Agent, the Agent, the Lenders and their agents and employees, to the extent permitted by law; and
(ii)    the Required Lenders shall have the right from time to time to require the Borrower to keep other insurance in such form and amount as the Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms; and provided, further, that the designation of any form, type or amount of insurance coverage by the Agent or the Required Lenders under this Section 6.06 shall in no event be deemed a representation, warranty or advice by the Agent

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or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or the protection of its properties.
SECTION 6.07     Operation, Use and Maintenance.
(a)    Operation and Use. The Borrower and the Guarantor will and will require each Lessee and each of the Borrower’s and Guarantor’s Subsidiaries to use the Railcars only for lawful purposes and shall use and operate and require each Lessee to use and operate the Railcars in compliance in all material respects with Applicable Law, except for so long as the Borrower, the Guarantor, any of their respective Subsidiaries or a Lessee is contesting in good faith by appropriate proceedings diligently conducted the validity or application of such Applicable Law in any reasonable manner. The Portfolio Railcars may not be located or used in any country other than the United States, Canada or Mexico.
(b)    Maintenance. The Borrower and the Guarantor will and will require each Lessee to keep, repair and maintain the Railcars (i) in good order and operating condition according to the Borrower’s and the Guarantor’s normal practice for Railcars of similar age and vintage, ordinary wear and tear excepted, (ii) in compliance in all material respects with Applicable Law, except for so long as the Borrower, the Guarantor or a Lessee is contesting in good faith by appropriate proceedings diligently conducted the validity or application of such Applicable Law in any reasonable manner, (iii) suitable for use in interchange in accordance with the Interchange Rules and (iv) at least as well in all material respects as it would for other similar equipment owned or operated by the Borrower and the Guarantor. In addition to (but without limitation of) the foregoing obligation of the Borrower, with respect to any Portfolio Railcar or TARC Railcar subject to a Net Lease, the Borrower and the Guarantor will use reasonable commercial efforts consistent with past practices to cause the Lessee of such Railcar to comply with the maintenance requirements set forth in such Lease.
(c)    Identification Numbers. The Borrower may change or permit to be changed the identifying number of any Portfolio Railcar in accordance with its or the Manager’s normal business practices at the time applied in a nondiscriminatory manner. Concurrently with the delivery of each Monthly Report or promptly upon request of the Collateral Agent if there exists an Event of Default, the Borrower (or the Manager on its behalf) shall deliver to the Collateral Agent a list of the identifying numbers of all Portfolio Railcars that have been changed within the period covered by such Monthly Report and prior thereto to the extent not previously disclosed by the Borrower and evidence of the filing, recording or depositing in such public offices where the Security Agreement (or memoranda or notices thereof) have been filed, recorded or deposited reflecting any changes in identifying numbers which have occurred within such period and prior thereto to the extent not previously disclosed by the Borrower as may be necessary to preserve and perfect the interest of the Collateral Agent and the Lenders in the Portfolio Railcars whose identifying numbers have changed.
(d)    Insignia. Except as provided in Section 6.07(c), the Borrower will not allow the name of any Person to be placed on any Railcar as a designation that might be interpreted as a claim of ownership; provided, however, that the Borrower may permit any of the Portfolio Railcars to be lettered with the names, trademarks, initials or other insignia customarily used by the Borrower or

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its Affiliates, or any Lessee or its Affiliates, on railroad equipment used or leased by such Person of the same or a similar type for convenience of identification of its right to use such Portfolio Railcar under any applicable Lease, and any of the Portfolio Railcars may be lettered in an appropriate manner for convenience of identification of the interest of the Borrower that owns or purports to own such Portfolio Railcar or any Lessee therein.
SECTION 6.08     Replacement of Parts; Modifications and Improvements.
(a)    Replacement of Parts. Each of the Borrower and the Guarantor, at its sole cost and expense (whether by reimbursement of expenses incurred by the Manager, approved by the Agent and paid pursuant to Section 9.03 or otherwise), will as promptly as practicable replace, or cause any Lessee to replace, all Parts with respect to Portfolio Railcars or TARC Railcar that may from time to time become worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the course of maintenance, service, repair, overhaul or testing, the Borrower, the Guarantor or a Lessee, at its sole cost and expense, may remove any Part, whether or not worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. All replacement Parts shall be selected and installed in accordance with the Borrower’s, the Guarantor’s or the Manager’s normal business practices at that time applied in a nondiscriminatory manner, and shall be free and clear of all Liens except Permitted Liens and shall be in good operating condition.
(b)    Modifications and Improvements. Each of the Guarantor and the Borrower, at its own expense (whether by reimbursement of expenses incurred by the Manager, approved by the Agent and paid pursuant to Section 9.03 or otherwise), shall make or cause to be made such modifications and improvements to each Portfolio Railcar and TARC Railcar: (i) to the extent required of the Guarantor or the Borrower by the terms of the applicable Portfolio Lease or TARC Lease, as applicable, or (ii) as may be (A) set forth as requiring present compliance in any mandatory directives adopted by any Governmental Authority or (B) required from time to time to meet the applicable standards of the Governmental Authority having jurisdiction over it or the appropriate Railcar or the standards of any applicable maintenance program, unless the validity of such standard is being contested in good faith by appropriate proceedings.
(c)    Except as expressly provided in this Section 6.08, neither the Guarantor nor the Borrower shall make or permit to be made any modifications and improvements to any Railcar that could reasonably be expected to significantly diminish the value of any such Railcar without the prior written consent of the Agent, which consent may be granted or withheld in the Agent’s reasonable discretion.
SECTION 6.09     Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.14.
SECTION 6.10     Audits/Inspections/Appraisals.
(a)    Audits and Inspections. Upon reasonable notice and during normal business hours, each Facility Party will permit representatives appointed by the Agent or any Lender (at the expense of the Agent or such Lender, as applicable, except as set forth in the proviso hereto), including

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independent accountants, agents, employees, attorneys and appraisers, to visit, audit and inspect its property and operations, including its books, records, reports and other papers related to the Portfolio Railcars and the Collateral or to its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agent or any Lender or such representatives to investigate and verify the accuracy of information provided to the Agent or Lenders and to discuss all such matters with the officers and independent accountants and representatives of each Facility Party; provided that (i) so long as no Event of Default has occurred and is continuing, the Borrower shall pay the costs and expenses incurred in connection with one such audit or inspection a year conducted at the request of the Agent or the Required Lenders and (ii) if an Event of Default shall have occurred and be continuing, the Borrower shall pay the costs and expenses of any and all such inspections conducted at the request of the Agent or the Required Lenders. Each Facility Party will cooperate with the Agent to resolve, in a commercially-reasonable manner, all issues, if any, discovered in the course of such audit or inspection or in the course of any Agreed-Upon Procedures Audit. Each Facility Party will from time to time upon the reasonable request of the Agent, permit the Agent, the Collateral Agent or professionals (including investment bankers, consultants, attorneys, accountants and appraisers) retained by the Agent to (x) conduct evaluations and appraisals of (A) the Facility Parties’ practices in the computation of the Borrowing Base and (B) subject to the provisions of Section 6.10(c) below, in the case of Portfolio Railcars, the assets included in the Collateral and (y) subject to restrictions and procedures on inspection of the Portfolio Railcars in any applicable Lease, conduct a physical inspection of any Portfolio Railcar at any time after the occurrence and during the continuance of an Event of Default, and the Borrower will pay the reasonable fees and expenses of such professionals in accordance with Section 12.04.
(b)    Agreed-Upon Procedures Audit. Annually, upon the reasonable request of the Agent and reasonable notice and during normal business hours, each Facility Party will permit representatives from an auditing firm reasonably acceptable to the Facility Parties (at the expense of the Borrower) to visit, audit and inspect its property and operations and conduct an agreed-upon procedures audit, which will be limited to the scope set forth on Schedule 6.10 (each, an “Agreed-Upon Procedures Audit”); provided that such Agreed-Upon Procedures Audit will not be counted for purposes of the limit set forth in clause (i) of Section 6.10(a) above.
(c)    Appraisals. In connection with the Original Loan Agreement the Borrower provided an Independent Appraisal dated March 21, 2018 (the “First Appraisal Date”) with respect to all Portfolio Railcars; and, following the Restatement Effective Date, the Borrower shall at its expense provide an Independent Appraisal with respect to all Portfolio Railcars:
(i)    on or within 90 days of each twelve-month anniversary of the First Appraisal Date; and
(ii)    at any time after the occurrence and during the continuation of any Event of Default, following the request of the Agent acting at the reasonable request of any Lender.
The Agent also may at any time and from time to time obtain an Independent Appraisal of any Railcar (in addition to the Independent Appraisal required pursuant to this Section 6.10(c)) at its own expense. Each Independent Appraisal delivered pursuant to this Section 6.10(c) shall be in

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form and substance reasonably satisfactory to the Agent; provided that with respect to any Railcar, when appropriate and acceptable to the Agent, any such Independent Appraisal may be in the form of a letter from an Independent Appraiser confirming the Independent Appraisal previously delivered by such Independent Appraiser with respect to such Railcar.
SECTION 6.11     Stamp Tax. If any jurisdiction in which any Portfolio Railcar is registered, operated or located, from time to time, requires the payment of a stamp tax, fee or its equivalent in order to perfect the Collateral Agent’s security interest in such Railcar or otherwise to allow the Agent to realize upon the Collateral, the Borrower shall pay the amount of such stamp tax, fee or its equivalent.
SECTION 6.12     [Reserved].
SECTION 6.13     Collection Account.
(a)    The Borrower shall cause to be maintained one or more Borrower Collection Accounts, which were established pursuant to the Original Loan Agreement and shall be listed on Schedule 6.13 (as such schedule may be updated from time to time to add new Borrower Collection Accounts upon the Borrower’s written notice to the Agent). The Guarantor shall cause to be maintained one or more Guarantor Collection Accounts, which were established pursuant to the Original Loan Agreement and shall be listed on Schedule 6.13 (as such schedule may be updated from time to time to add new Guarantor Collection Accounts upon the Guarantor’s written notice to the Agent).
(b)    (i) The Borrower shall notify and instruct each Lessee that all payments due or to become due under each Portfolio Lease or otherwise in respect of amounts and other receivables of the Borrower are to be made directly to a Borrower Collection Account and (ii) the Guarantor shall notify and instruct each Lessee that all payments due or to become due under each TARC Lease or otherwise in respect of amounts and other receivables of the Guarantor are to be made directly to a Guarantor Collection Account.
(c)    The Borrower shall notify (and the Borrower hereby authorizes the Collateral Agent so to notify), in each case following the occurrence and during the continuation of an Event of Default, each Lessee and other account debtors of the Borrower in writing that each Lease and other accounts receivable of the Borrower has been assigned to the Collateral Agent under the Loan Documents for the benefit of the Protected Parties.
(d)    Upon the occurrence and during the continuance of an Event of Default, the Agent may direct by notice PNC to pay to the Agent the amount specified in such notice from the Collection Accounts specified in such notice, and the Agent shall apply such amounts received from PNC to the repayment of the Obligations in accordance with the applicable provisions of Section 9.03.
(e)    The Borrower shall be permitted to withdraw amounts from each Borrower Collection Account on any Business Day, so long as (i) both before and after giving effect to such withdrawal, no Default or Collateral Deficiency exists, and (ii) the Revolving Termination Date has not occurred.

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SECTION 6.14     Manager.
(a)    Each of the Guarantor and the Borrower acknowledges and agrees that, subject to the provisions of the next sentence, while any Obligation remains outstanding, TRAM shall remain the Manager. The Borrower, the Guarantor, the Manager and the Agent further agree that, upon the occurrence and continuance of an Event of Default, the Agent (acting at the direction of the Required Lenders), without the consent of any Facility Party, shall have the right (and on the direction of the Required Lenders, the obligation) to remove the Manager, terminate any Management Agreement, appoint a new Manager that is reasonably satisfactory to both the Agent and the Required Lenders, deliver the Payment Notice/Lessor Rights Notice to any and all Lessees with respect to any and all of the Portfolio Leases and enter into new Management Agreement with such new Manager.
(b)    The Borrower, the Guarantor, the Manager and the Agent agree that upon the occurrence and continuance of an Event of Default, the Agent shall, at the direction of the Required Lenders, take all other actions necessary to appoint a successor to the Manager.
SECTION 6.15     Action after an Event of Default. Following the occurrence and during the continuance of an Event of Default, each Facility Party shall, in connection with taking any action or exercising any rights or remedies under any Lease Document or Management Agreement, comply with all applicable written instruction from the Agent (it being understood that such Facility Party will not be considered in breach of this Section 6.15 or any other provision of any Transaction Document solely by virtue of complying with such written instructions).
SECTION 6.16     Anti-Terrorism Laws; International Trade Law Compliance; Anti-Money Laundering Compliance.
(a)    The Guarantor shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. The Guarantor shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with “know your customer” and anti-money laundering laws and regulations, including the Patriot Act.
(b)    (i) No Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws, and (v) the Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

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SECTION 6.17     Compliance with Separate Corporate Structure. The Borrower and the Guarantor will comply with Section 5.26 at all times.
SECTION 6.18     Interest Rate Protection. Unless the existing Acceptable Derivatives Agreement in effect pursuant to the Original Loan Agreement is sufficient as of the Restatement Effective Date, and after giving effect to the extended Final Maturity Date and any increased Revolving Loan principal under this Agreement, to continue to be an Acceptable Derivatives Agreement, within ninety (90) days following the Restatement Effective Date, the Borrower shall enter into an Acceptable Derivatives Agreement (or an amendment to the existing Acceptable Derivatives Agreement in effect pursuant to the Original Loan Agreement that reflects the extended Final Maturity Date and any increased Revolving Loan principal under this Agreement so as to cause such existing Acceptable Derivatives Agreement, as so amended, to be an Acceptable Derivatives Agreement hereunder). From and after the expiration of the foregoing 90-day period, the Borrower shall cause an Acceptable Derivatives Agreement at all times to be maintained in full force and effect. Amounts received by the Borrower under any Acceptable Derivatives Agreement shall be deposited into a Collection Account and applied as set forth in Section 6.13.
SECTION 6.19     [Reserved].
ARTICLE VII

NEGATIVE COVENANTS
Each Facility Party agrees that so long as any Lender has any Commitment hereunder or any Obligations or other amount payable hereunder or under any Note or other Loan Document remains unpaid:
SECTION 7.01     Limitation on Debt. None of the Guarantor, the Borrower or any of their respective Subsidiaries will incur, create, assume or permit to exist any Debt, including, without limitation, Derivatives Obligations except:
(i)    Debt of the Borrower and the Guarantor under this Agreement and the other Loan Documents;
(ii)    Derivatives Obligations of the Borrower under Derivatives Agreements to the extent entered into after the Restatement Effective Date with the express written consent of the Agent to manage interest rate risks and not for speculative purposes; provided, however, that, for the avoidance of doubt, (A) no such Derivatives Agreement shall require the posting of collateral and (B) the Borrower shall not post any collateral in respect of any Derivatives Agreement, in each case other than collateral which is subject or which is purported to be subject to the Liens granted by the Collateral Documents;
(iii)    Subordinated Intercompany Debt;
(iv)    Debt existing as of the Restatement Effective Date that is set forth on Schedule 7.01; and

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(v)    Other Debt of the Guarantor not to exceed 15% of the Commitments at any time; provided that, the Guarantor shall not incur any Debt pursuant to this clause (v) unless (A) after giving effect to such Debt, the Guarantor shall be in pro forma compliance with the financial covenants contained in Section 7.12 and (B) no Default or Event of Default shall occur and be continuing immediately before or immediately after giving effect to such Debt.
SECTION 7.02     Restriction on Liens. None of the Guarantor, the Borrower or any of their respective Subsidiaries will create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Permitted Liens (including Permitted Liens listed on Schedule 7.02).
SECTION 7.03     Nature of Business. None of the Guarantor, the Borrower or any of their respective Subsidiaries will alter the character or conduct of the business conducted by it as of the Restatement Effective Date and activities directly related thereto.
SECTION 7.04     Consolidation, Merger and Dissolution. None of the Guarantor, the Borrower or any of their respective Subsidiaries will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions), other than the merger or consolidation of The Andersons Railcar Repair Company LLC (“Repair”) into the Guarantor, or the liquidation, winding up or dissolution of Repair (each, as applicable, a “Repair Transaction”), so long as (i) on the date of such Repair Transaction, and after giving effect thereto, no Default exists, (ii) in the case of a Repair Transaction that is a merger or consolidation, the Guarantor is the surviving entity of such merger or consolidation, (iii) to the extent, if any, that in connection with such Repair Transaction the Guarantor succeeds to or otherwise acquires property of Repair, concurrently with, or promptly following, the effectiveness of such Repair Transaction, the provisions of the Collateral Documents, including Section 4.03 of the Security Agreement, are complied with, and (iv) the Guarantor provides to the Agent written notice of such Repair Transaction concurrently with, or promptly following, the effectiveness thereof (and upon the Agent’s receipt of such notice, Schedule 5.12 shall be deemed to be modified to reflect the deletion therefrom of Repair as a Subsidiary of the Guarantor).
SECTION 7.05     Asset Dispositions. The Borrower will not make or permit or consent to any Asset Disposition; provided that (i) the Borrower may make or permit or consent to any Asset Disposition by way of Event of Loss or Condemnation, so long as the Net Cash Proceeds of such Asset Disposition shall have or upon receipt shall be delivered to the Collateral Agent in accordance with Section 6.06 for application in accordance with Section 2.08, (ii) the Borrower may make or permit or consent to any Asset Disposition to a Lessee pursuant to a purchase option in the applicable Lease if (A) the consideration therefor is cash; (B) no Collateral Deficiency shall result or shall be increased as a result of such Asset Disposition and (C) the Net Cash Proceeds of such Asset Disposition shall have or simultaneously therewith be delivered to the Collateral Agent for deposit to a Borrower Collection Account for application in accordance with Section 2.08 and (iii) the Borrower may make or permit or consent to any other Asset Disposition if (A) the consideration therefor is cash; (B) no Collateral Deficiency shall exist immediately before or immediately after giving effect to such transaction, (C) no Default or Event of Default shall have occurred and be

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continuing immediately before or immediately after giving effect to such transaction and the Borrower shall be in compliance with Section 7.12 on a pro forma basis after giving effect to such Asset Disposition and (D) the Net Cash Proceeds of such Asset Disposition shall have or simultaneously therewith be delivered to the Collateral Agent for deposit to a Collection Account. Upon consummation of an Asset Disposition permitted under and application of the proceeds thereof in accordance with this Section 7.05, the Collateral Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any. The Guarantor shall be permitted to make, permit or consent to any Asset Disposition so long as (x) no Default or Event of Default shall occur and be continuing immediately before or immediately after giving effect to such transaction, (y) after giving effect to such Asset Disposition, the Guarantor shall be in pro forma compliance with the financial covenants contained in Section 7.12 and (z) the Net Cash Proceeds of such Asset Disposition shall have or simultaneously therewith be delivered to the Collateral Agent for deposit to a Guarantor Collection Account.
SECTION 7.06     Investments and Asset Acquisitions. None of the Guarantor, the Borrower or any of their respective Subsidiaries will hold, make or acquire, any Investment in any Person or any assets, except that:
(i)    the Guarantor, the Borrower and their respective Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(ii)    the Guarantor, the Borrower and their respective Subsidiaries may acquire and own Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and
(iii)    the Borrower and the Guarantor may purchase Railcars, Leases, TARC Leases and other related inventory, machinery and equipment in the ordinary course of business, and each Subsidiary of the Guarantor or the Borrower may purchase inventory, machinery and equipment in the ordinary course of business.
Notwithstanding anything to the contrary in this Agreement, the Borrower shall not have any Subsidiary unless the Agent shall have approved the acquisition or formation thereof, which approval may be conditioned upon, inter alia, an amendment to this Agreement to account for such Subsidiary becoming a “Guarantor” hereunder.
SECTION 7.07     Restricted Payments; Management Fees.
(a)    None of the Guarantor, the Borrower nor any of their respective Subsidiaries will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Disqualified Stock) of the Guarantor or the Borrower), except that (x) each

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Subsidiary of the Guarantor or the Borrower may make Restricted Payments to the Guarantor or the Borrower, as applicable, and (y) the Borrower and/or the Guarantor may make Restricted Payments so long as (A) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, and (B) both before and after giving effect to such Restricted Payment, the Consolidated Total Leverage Ratio calculated as of the end of the most recently ended fiscal quarter is less than or equal to 3.00 to 1.00.
(b)    The Borrower will not pay any management fees or similar compensation to the Manager, unless at least one Business Day prior to the Borrower’s planned payment of cash management fees or similar compensation to the Manager, the Guarantor shall have contributed to the Borrower cash (net of any cash dividends received by the Guarantor from the Borrower since the date of the most recent payment of such cash management fees or similar compensation) in an amount equal to the difference of (i) the amount of cash management fees or similar compensation to be paid less (ii) an amount equal to the product of (A) the average number of Portfolio Railcars during the period for which management fees or similar compensation are payable times (B) the product of (x) 25 times (y) the number of months in such period.
(c)    At least one Business Day prior to the making of any Restricted Payment or payment of any management fees described in subsections (a) and (b) above, the Borrower will provide the Agent a compliance certificate demonstrating pro forma compliance (after giving effect to such Restricted Payment or payment of management fees) as of the last day of the Borrower’s most recently ended fiscal quarter.
SECTION 7.08     Transactions with Affiliates. None of the Guarantor, the Borrower or any of their respective Subsidiaries will engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of the Guarantor or the Borrower or (ii) any Affiliate of any such officer, director, holder or Affiliate, other than (A) the payment of the Management Fees as provided in Section 7.07, (B) transfers of assets permitted by Section 7.05, (C) as otherwise expressly provided for or contemplated in any Loan Document and (D) so long as no Default or Event of Default has occurred and is continuing, other transactions (including the purchase of Railcars) which are engaged in by the Guarantor, the Borrower or their respective Subsidiaries in the ordinary course of its business on terms and conditions as favorable to it as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party.
SECTION 7.09     Fiscal Year; Organization and Other Documents. Neither the Borrower nor the Guarantor will (i) change its fiscal year, (ii) except with the consent of the Agent and the Required Lenders, enter into any amendment, modification or waiver to its Organization Documents, (iii) except with the consent of the Agent, amend, modify, extend, renew, cancel or terminate the Asset Contribution and Purchase Agreement, any Bill of Sale, any Purchase Agreements, the Management Agreement, any Lease Document in any manner that could materially adversely affect the Protected Parties or any other Assigned Agreement (as defined in the Security Agreement) or any insurance policy, waive any default under or breach of any such agreement, compromise or settle any material dispute, claim, suit or legal proceeding relating to any such agreement, sell or assign any such agreement or interest therein, consent to or permit or accept any

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prepayment of amounts to become due under or in connection with any such agreement, except as expressly provided therein, or take any other action in connection with any such agreement which would impair the value of the interests or rights of the Guarantor or the Borrower thereunder or which would impair the interests or rights of the Agent under this Agreement, except that, unless the Agent shall have notified the Borrower upon the occurrence of an Event of Default that this exception is no longer available or if the same would otherwise be adverse in any material respect to the interests of the Agent and the Lenders, the Guarantor and the Borrower may (or may permit the Manager to) modify, make adjustments with respect to, extend or renew any Assigned Agreements in the ordinary course of business, and except that Sections 7.13 and 7.14 shall govern the right of the Borrower to waive or permit the waiver of a Lease Default or Lease Event of Default or (iv) enter into any amendment, modification or waiver to the Management Agreement or the Asset Contribution and Purchase Agreement, in each case as in effect on the Restatement Effective Date which is in any manner adverse to the interests of the Agent, the Collateral Agent or the Lenders. The Guarantor and the Borrower will promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Restatement Effective Date.
SECTION 7.10     Additional Negative Pledges. None of the Guarantor, the Borrower or any of their respective Subsidiaries will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except pursuant to this Agreement, the other Loan Documents and any agreements governing secured Debt that is permitted under Sections 7.01 and 7.02 (in which case, any prohibition or limitation shall only be effective against the assets securing such Debt).
SECTION 7.11     Impairment of Security Interests. No Facility Party will take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral.
SECTION 7.12     Financial Covenants.
(a)    The Facility Parties will not permit the Consolidated Total Leverage Ratio to be greater than 3.50 to 1.00 as at the end of any fiscal quarter of the Guarantor.
(b)    The Facility Parties will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Guarantor to be less than 3.00 to 1.00; provided, however, that (A) for the fiscal quarter ending June 30, 2018, the Consolidated Interest Coverage Ratio will be computed for the two preceding fiscal quarters ending on such date and (B) for the fiscal quarter ending September 30, 2018, the Consolidated Interest Coverage Ratio will be computed for the three preceding fiscal quarters ending on such date.
(c)    The Facility Parties will not permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $47,000,000, plus (ii) 50 percent of the cumulative amount of Adjusted Net Income for each full fiscal quarter ending after the Restatement Effective Date, plus (iii) seventy-five percent (75%) of the cumulative amount of Adjusted Capital Contributions.

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(d)    The Facility Parties will not permit the average number of Portfolio Railcars that are subject to a Lease under which a Lease Default or a Lease Event of Default has not occurred and is continuing in any consecutive three-month period to be less than eighty-five percent (85%) of the average number of Portfolio Railcars during such period.
SECTION 7.13     No Amendments to the Lease Documents. Without prior written consent of the Agent or as expressly provided by the terms of this Agreement, no Facility Party will amend, modify, consent to or permit any change in the terms or otherwise alter or grant any consent or approval under any Lease Document in a manner which would materially and adversely affect the Agent, the Collateral Agent or Lenders.
SECTION 7.14     Lease Default. Without the prior written consent of the Agent, which consent may be granted or withheld at the Agent’s sole discretion, no Facility Party will waive (or permit the waiver of) a Lease Default or Lease Event of Default under a Lease; provided, however, that unless a Default arising from the failure to make a payment when due hereunder or an Event of Default has occurred and is continuing, the Borrower may elect, in its reasonable discretion and upon written notice to the Agent, to give such waiver (or permit such waiver), so long as such waiver is limited to the particular facts giving rise to such Lease Default or Lease Event of Default and does not prejudice the Borrower’s (or Collateral Agent’s, by assignment) rights under the relevant Lease to exercise remedies with respect to any other or future Lease Defaults or Lease Events of Default; provided, further, that any such waiver without the prior written consent of the Agent shall not (i) cause a Lease which otherwise would cease or fail to be an Eligible Lease to be an Eligible Lease or (ii) affect the determination of the Excess Concentration Amount.
SECTION 7.15     Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.
SECTION 7.16     Use of Proceeds. The Borrower will not request any Loan, and will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any anti-money laundering laws or regulations.
SECTION 7.17     Deposit Accounts and Securities Accounts. Neither the Borrower nor the Guarantor shall establish any deposit account or securities account except for Collection Accounts established in accordance with Section 6.13.
ARTICLE VIII

OTHER COVENANTS

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SECTION 8.01     Quiet Enjoyment. The Agent, the Collateral Agent and each Lender hereby covenant and agree that so long as no Event of Default or Lease Event of Default has occurred and is continuing, it shall not take or cause to be taken any action contrary to any Lessee’s or any permitted sublessee’s right to quiet enjoyment of, and the continuing possession, use and operation of, the relevant Portfolio Railcar during the term of such Lease and in accordance with the terms of such Lease. To the extent reasonably requested by a Lessee in connection with a Funding Date, the Agent, the Collateral Agent and each Lender shall confirm this Section 8.01.
ARTICLE IX

DEFAULTS
SECTION 9.01     Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):
(a)    Payment.
(i)    On any date on which any principal of the Loans is due, whether by scheduled maturity, required prepayment, acceleration or otherwise (other than any payments of principal required under Section 2.08(b)(iii) or Section 9.03 to cause a Collateral Deficiency not to exist) such principal shall not be paid in full;
(ii)    any default (not otherwise described in clause (i) of this Section 9.01(a) or in Section 9.01(b) below) shall occur, which default shall continue for five days after notice thereof has been given to the Borrower by the Agent, in the payment when due of any interest, fees or other amounts owing hereunder, under any of the Loan Documents or in connection herewith or therewith.
(b)    Out of Formula. A Collateral Deficiency shall exist as of the end of any fiscal month of the Borrower (after giving effect to all Credit Extensions made pursuant to Section 2.01, Section 2.02, and Section 2.04(e) and all amounts applied to repay the Loans pursuant to Section 2.08 on such fiscal month-end).
(c)    Representations. Any representation, warranty or statement made or deemed to be made by any Facility Party herein or any Facility Party in any of the other Loan Documents or in the Management Agreement, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.
(d)    Covenants. Any Facility Party shall:
(i)    default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01(a), 6.01(b), 6.02 (with respect only to such Facility Party’s existence), 6.09, 6.13, 6.14, 6.15, 6.16 or Article VII of this Agreement;

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(ii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(d) or 6.01(f) and such default shall continue unremedied for a period of two Business Days; or
(iii)    default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsections (a), (b), (c), (d)(i) or (d)(ii) of this Section 9.01) and such default shall continue unremedied for a period of 15 days after the earlier of an executive officer of any Facility Party becoming aware of such default or notice thereof given by the Agent; or
(iv)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c) or (d)(i), (d)(ii) or (d)(iii) of this Section 9.01) contained in this Agreement or in any other Transaction Document and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Facility Party becoming aware of such default or notice thereof given by the Agent.
(e)    Transaction Documents. Except pursuant to the terms thereof, any Transaction Document shall (i) fail to be in full force and effect or any Facility Party shall so assert or (ii) fail to give the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.
(f)    Cross-Default.
(i)    Any “Matured Default” (or equivalent term otherwise named) under and as defined in the Bank Credit Facility shall occur.
(ii)    The Guarantor, the Borrower or any of their respective Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Derivative Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded.

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(iii)    There occurs under any Derivatives Agreement an Early Termination Date (as defined in such Derivatives Agreement) resulting from (A) any event of default under such Derivatives Agreement as to which the Borrower is the Defaulting Party (as defined in such Derivatives Agreement) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined), and, in either event, the Derivatives Termination Value owed by the Borrower as a result thereof is greater than $3,000,000.
(g)    Insolvency Events. (i) Any Facility Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Facility Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and, solely in the case of TRAM, such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Facility Party under the federal bankruptcy laws as now or hereafter in effect.
(h)    Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Facility Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $5,000,000 (in the case of the Borrower or the Guarantor) or $10,000,000 (in the case of TRAM) or more, and the same shall remain undischarged, unvacated and unstayed pending appeal for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Facility Party to enforce any such judgment or the Borrower or the Guarantor shall enter into any agreement to settle or compromise any pending or threatened litigation, as to any single or related series of claims, involving payment of $5,000,000 or more by the Borrower or the Guarantor, or any nonmonetary judgment, order or decree is entered against any Facility Party which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Guarantor or the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Guarantor, the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; provided that, solely in the case of any ERISA Affiliate, such failure to pay shall only be

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subject to this provision if it is in an aggregate amount in excess of $10,000,000; provided further that, solely in the case of the Guarantor or the Borrower, such failure to pay shall only be subject to this provision if it is in an aggregate amount in excess of $5,000,000.
(j)    Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Andersons Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in such Collateral Document) security interest in the securities, assets or properties covered thereby.
(k)    Ownership. There shall occur a Borrower Change of Control.
(l)    Investment Company Act. Any Facility Party shall be required to register as an “investment company” or shall be controlled by an entity that is required to be registered as an “investment company” under the Investment Company Act.
SECTION 9.02     Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or all of the Lenders as may be required pursuant to Section 12.03), the Collateral Agent, or the Agent upon the request and direction of the Required Lenders, as applicable, shall by written notice to the Borrower take any or all of the following actions without prejudice to the rights of the Collateral Agent, the Agent or any Lender to enforce its claims against any of the Facility Parties except as otherwise specifically provided for herein:
(a)    Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
(b)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(c)    Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, directing the Collateral Agent to enforce all rights and remedies existing under the Collateral Documents (including, without limitation, the seizure and liquidation of any Collateral) and all rights of set-off.
(d)    Replacement of TRAM as Manager. Remove TRAM as Manager and appoint a successor Manager.
(e)    Payment Notice/Lessor Rights Notice. Deliver the Payment Notice/Lessor Rights Notice to the applicable Lessees with respect to any and all of the Portfolio Leases.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(g) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the

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Lenders hereunder and under the other Loan Documents shall immediately become due and payable without the giving of any notice or other action by the Collateral Agent, the Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Collateral Agent and the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by any Facility Party, then the Collateral Agent and the Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, each Facility Party agrees that failure to comply with any of the covenants contained herein may cause irreparable harm and that specific performance shall be available as a remedy in the event of any breach thereof. Each of the Agent and the Collateral Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 12.05.
SECTION 9.03     Application of Collateral. Upon and during the continuance of an Event of Default, and at any time following the Revolving Termination Date, all sums in the Collections Accounts and all other payments received and all amounts held or realized by or for the benefit of the Collateral Agent or the Agent (including any amount realized by the Collateral Agent or the Agent after the exercise of any remedy as set forth herein or in any other Loan Document and all proceeds of the Collateral), and all payments or amounts then held or thereafter received by or for the benefit of the Collateral Agent or the Agent hereunder or under the Loan Documents, in the Collection Accounts shall, in each case, be applied by the Agent or the Collateral Agent, as applicable, in the following order of priority:
first, to the Manager, for distribution to the Lessees, of any amounts due and owing to Lessees under the Leases;
second, to reimburse the Collateral Agent and the Agent for any fees and expenses incurred by the Collateral Agent or the Agent, as the case may be (including, without limitation, reasonable attorney’s fees and expenses and the fees and expenses of the Agent and the Collateral Agent in connection with any Event of Default and the exercise by the Agent and/or the Collateral Agent of any right or remedy hereunder and not previously reimbursed or paid by the Lenders);
third, ratably (a) to the payment of the Unused Fee, (b) to the payment of accrued and unpaid interest on the Loans and (c) to the payment of Derivatives Obligations (other than for the payment of Derivatives Termination Values payable by the Borrower), if any, then due and payable;

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fourth, to the ratable payment of, (a) the unpaid principal amount of the Loans and (b) Derivatives Creditors for the payment of Derivatives Termination Values payable by the Borrower;
fifth, to reimburse the Lenders for any fees and expenses incurred by the Lenders as described in Section 12.04 and for any amounts paid by the Lenders to the Agent in compensation for fees and expenses incurred by the Agent as described in clause second of this Section 9.03;
sixth, to the payment of all indemnities in respect of Taxes, Other Taxes, stamp taxes, Funding Losses referred to in Section 3.04, increased costs referred to in Section 3.03, losses, costs and expenses referred to in Section 2.04(b) and other amounts, other than principal of or interest on the Loans, payable to any Protected Party in accordance with the Loan Documents;
seventh, to the payment of any and all other Obligations that have not been paid pursuant to clauses first through sixth, inclusive;
eighth, to the payment of any amounts owed to a Lessee that has not been paid pursuant to clause first; and
ninth, at the direction of the Borrower.
ARTICLE X

GUARANTY
SECTION 10.01     The Guaranty. The Guarantor hereby guarantees to each of the Protected Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations.  The Guarantor hereby agrees that if the Borrower shall fail to pay in full when due (whether at stated or extended maturity, by acceleration or otherwise) any of the Obligations, the Guarantor will pay the same without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 10.02     Obligations Unconditional. The obligations of the Guarantor under Section 10.01 are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the other Transaction Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article X that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or

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impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement, the other Transaction Documents or any other agreement, document or instrument referred to herein or therein shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Transaction Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)    any Lien or security interest granted to, or in favor of, any Protected Party as security for any of the Obligations shall fail to be perfected.
The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Protected Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the other Transaction Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
SECTION 10.03     Reinstatement. The obligations of the Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that they will indemnify the Protected Parties on demand for all reasonable and documented costs and expenses (including reasonable fees and other charges of counsel) incurred by the Protected Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. The agreements in this Section shall survive the payment of the Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents.

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SECTION 10.04     Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Obligations, and the expiration and termination of all commitments to extend credit under this Agreement, the Guarantor shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any security for any of the Obligations.
SECTION 10.05     Remedies. The Guarantor agrees that, as between the Guarantor and the Protected Parties, an Obligation may be declared to be forthwith due and payable as provided under Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided therein) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 10.01.
SECTION 10.06     Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment (and not of collection), and shall apply to all Obligations whenever arising.
SECTION 10.07     General Limitation on Obligations. In any action or proceeding involving any state corporate or other law, or any Federal or state bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under Section 10.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, any Protected Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE XI

AGENCY PROVISIONS
SECTION 11.01     Appointment; Authorization.
(a)    Appointment. Each Lender hereby designates and appoints PNC, as Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto, including but not limited to the appointing of the Collateral Agent under the Security Agreement. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties,

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obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Agent. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Facility Party. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article XI (other than Section 11.09) are solely for the benefit of the Agent and the Lenders and none of the Facility Parties nor the Collateral Agent shall have any rights as a third party beneficiary of the provisions hereof (other than Section 11.09).
(b)    Collateral Documents. Without limiting the generality of clause (a) of this Section 11.01, each Lender hereby further authorizes the Agent to appoint PNC as Collateral Agent to enter into any Collateral Document as secured party on behalf of and for the benefit of such Lender or otherwise and to require the delivery of any Collateral Document which the Agent determines is necessary or advisable to protect or perfect the interests of the Protected Parties in any Collateral and agrees to be bound by the terms of each of the Collateral Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, but subject to Section 12.08, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or Loan Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Agent (or its designee, including the Collateral Agent) for the benefit of Protected Parties in accordance with the terms thereof. Each Lender (for itself and on behalf of each other Creditor with which it is affiliated) hereby authorizes the Agent (or, at the Agent’s discretion, its designee, including the Collateral Agent) (i) to release Collateral as permitted or required under this Agreement or the Collateral Documents or by Applicable Laws, and agrees that a certificate or other instrument executed by the Agent or the Collateral Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party, and (ii) except as otherwise expressly provided in Section 12.03 hereof, to enter into any amendments or waivers of the Collateral Documents which the Agent determines are necessary or advisable, including, without limitation, those Collateral Documents the form of which are exhibits to this Agreement
SECTION 11.02     Delegation of Duties. The Agent and the Collateral Agent may execute any of their respective duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.
SECTION 11.03     Exculpatory Provisions. Neither the Agent, the Collateral Agent nor any of their respective directors, officers, employees or agents shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except

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for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Facility Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Agent or the Collateral Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Facility Party to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Facility Parties.
SECTION 11.04     Reliance on Communications. Each of the Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Facility Parties, independent accountants and other experts selected by the Agent in the absence of gross negligence or willful misconduct). The Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 12.06(b). Each of the Collateral Agent and the Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.03, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless the Required Lenders (or to the extent specifically provided in Section 12.03, all the Lenders) otherwise determine, each of the Agent and the Collateral Agent shall, and in all other instances the Agent and the Collateral Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.
SECTION 11.05     Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the accounts of the Lenders, unless the Agent has received notice from a Lender, the Manager, the Guarantor or the Borrower referring to this Agreement or the Management Agreement, as applicable, describing such Default or Event of Default and stating that such notice is a “notice of default”. If the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Each of the Agent and the

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Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Agent or the Collateral Agent, as the case may be, has received any such direction, the Agent or the Collateral Agent, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or it shall deem advisable or in the best interest of the Lenders.
SECTION 11.06     Credit Decision; Disclosure of Information by the Agent or Collateral Agent. Each Lender expressly acknowledges that neither the Agent nor the Collateral Agent has made any representations or warranties to it and that no act by the Agent or Collateral Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Facility Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or Collateral Agent to any Lender as to any matter, including whether the Agent or Collateral Agent has disclosed material information in its possession. Each Lender represents to the Agent and Collateral Agent that it has, independently and without reliance upon the Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Facility Parties, and all requirements of Applicable Law, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of each Facility Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent or Collateral Agent hereunder, neither the Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Facility Party or their respective Affiliates which may come into the possession of the Agent or Collateral Agent, as the case may be.
SECTION 11.07     Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree, severally but not jointly, to indemnify the Agent and the Collateral Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against the Agent or the Collateral Agent in each of their respective capacities as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent or Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to the Agent or Collateral Agent of any portion of such Indemnified

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Liabilities resulting from such Person’s gross negligence or willful misconduct; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. If any indemnity furnished to the Agent or Collateral Agent for any purpose shall, in the opinion of the Agent or Collateral Agent, as the case may be, be insufficient or become impaired, each of the Agent or Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse each of the Agent and Collateral Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including fees and disbursements of counsel) incurred by each of the Agent and Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent or Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The agreements in this Section shall survive the payment of the Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents.
SECTION 11.08     Agent and Collateral Agent in Their Individual Capacities. The Agent, the Collateral Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with either Facility Party as though the Agent or Collateral Agent were not the Agent or Collateral Agent hereunder or under another Loan Document. The Lenders acknowledge that, pursuant to any such activities, the Agent or its Affiliates may receive information regarding any Facility Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Facility Party or such Affiliate) and acknowledge that neither the Agent nor the Collateral Agent shall not be under any obligation to provide such information to them. With respect to the Loans made by and all obligations owing to it, each of the Agent and the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Agent or Collateral Agent, and the terms “Lender” and “Lenders” shall include the Agent or Collateral Agent, as the case may be, in their respective individual capacities.
SECTION 11.09     Successor Agents. The Agent may, at any time, resign upon 30 days’ written notice to the Lenders. If the Agent resigns under a Loan Document, the Required Lenders shall appoint from among the Lenders a successor Agent, which successor Agent, if other than a Lender, shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment prior to the effective date of the resignation of the resigning Agent, then the resigning Agent shall have the right, after consulting with the Lenders and the Borrower, to appoint a successor Agent; provided such successor Agent is a Lender hereunder or a commercial bank organized under the laws of the United States and has a combined capital and surplus of at least $500,000,000. If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the resigning Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of any appointment

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as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Agreement and the other Loan Documents and the provisions of this Section 11.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Agent has accepted appointment as Agent within 60 days after the retiring Agent’s giving notice of resignation, the retiring Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.
SECTION 11.10     Request for Documents. Each of the Agent and the Collateral Agent shall from time to time upon reasonable request therefor furnish each Lender with copies of Additional Railcar Packages, Railcar Documentation, Lease Documents and/or Loan Documents (to the extent such Additional Railcar Packages, Railcar Documentation, Lease Documents and/or Loan Documents are provided by the Borrower or other third parties, in the form and to the extent provided to the Agent or the Collateral Agent by the Borrower or such third parties).
SECTION 11.11     No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Facility Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
SECTION 11.12     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or any syndication or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Agent, the Collateral Agent, a Lender or a Letter of Credit Issuer hereunder.
ARTICLE XII

MISCELLANEOUS
SECTION 12.01     Notices and Other Communications.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified for notices as set forth on Schedule 12.01 or at such other address as shall be designated by such party in a notice to the Borrower, the Guarantor, and the Agent. All such notices and other

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communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when sent and confirmed by a copy sent by the methods described in (A), (B) or (C) above; provided, however, that notices and other communications to the Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 12.01, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
(b)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall, subject to requirements of Applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Facility Parties, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(c)    Reliance by Agent, Collateral Agent and Lenders. The Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Facility Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, Collateral Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Facility Party. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
SECTION 12.02     No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent, Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Agent, Collateral Agent or any Lender and any of the Facility Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent, Collateral Agent or any Lender would otherwise have. No notice to or demand on any Facility Party in any case shall entitle the Facility Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, Collateral Agent or the Lenders to any other or further action in any circumstances without notice or demand.
SECTION 12.03     Amendments, Waivers and Consents. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived,

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discharged or terminated except, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements or a consent or consents in writing entered into by the Borrower, the Guarantor and the Manager, to the extent it is a party thereto, the Required Lenders, and the Agent; provided that the foregoing shall not restrict the ability of the Required Lenders to waive any Event of Default prior to the time the Agent shall have declared, or the Required Lenders shall have requested the Agent to declare, the Loans immediately due and payable pursuant to Article IX; provided further, however, that:
(i)    no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:
(A)    extend the Revolving Termination Date or the Final Maturity Date or extend or waive any payment of the Loans due thereon; provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver) prior to the time the Agent shall have declared, or the Required Lenders shall have requested the Agent to declare, the Loans immediately due and payable pursuant to Article IX;
(B)    reduce the rate, or extend the time of payment, of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;
(C)    reduce or waive the principal amount of any Loan;
(D)    increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
(E)    release all or substantially all of the Collateral securing the Credit Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by the Borrower or the Guarantor in compliance with Section 7.05);
(F)    release any Facility Party from its respective obligations under the Loan Documents and/or the Management Agreement;
(G)    amend, modify or waive (a) any provision of this Section 12.03, (b) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (c) the provisions of Section 9.03, or (d) any provisions of this Agreement of any other Loan Document requiring pro rata sharing or application of payments among the Lenders, including Section 2.12 hereof;

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(H)    amend or modify or, if applicable, waive the effects of the definition of “Borrowing Base”, “Collateral Deficiency”, “Eligible Lease”, “Eligible Railcar”, or any term that is a component of any such definition; or
(I)    consent to the assignment or transfer by any Facility Party of any of its rights and obligations under (or in respect of) the Loan Documents and the Management Agreement, except as permitted thereby.
(ii)    no provision of Article XI may be amended without the consent of the Agent.
Notwithstanding that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding with respect to the Borrower.
In addition, notwithstanding anything in this Section 12.03 to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within five (5) Business Days following receipt of notice thereof.
The various requirements of this Section 12.03 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 12.03 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 12.03 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.
SECTION 12.04     Expenses. The Borrower shall pay promptly on demand all out-of-pocket expenses (including, without limitation, all reasonable attorneys’ fees and expenses of the Agent and, without duplication, the Lead Arranger) incurred by the Agent (and its Affiliates, including, but without duplication of fees and expenses of the Agent, the Lead Arranger) and the Collateral Agent: (i) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents including, without limitation, (A) due diligence, collateral review, syndication, transportation, computer, duplication, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each of the Lead Arranger (but without duplication of fees and expenses of the Agent), the Agent and the Collateral Agent with respect thereto, with respect to advising the Lead Arranger, the Agent or the Collateral Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights and interests, under the Loan Documents and Lease Documents, (ii) in connection with wire transfers to be made by the Agent or the Collateral Agent in connection with the distribution of proceeds under this Agreement and (iii) in connection with any amendment, refinancing, modification, supplement (or, if related to a request by any Facility Party or any Lessee,

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interpretation), or waiver under any of the Notes or other Loan Documents and Lease Documents whether or not such amendment, refinancing, modification, supplement, interpretation or waiver is obtained or becomes effective, and in connection with the consideration of any potential, actual or proposed restructuring or workout of the transactions contemplated hereby or by the other Loan Documents.
The Borrower shall pay promptly on demand (i) all reasonable filing fees and attorneys’ fees and expenses incurred by the Collateral Agent, the Agent, and the Lead Arranger (but without duplication of fees and expenses of the Agent) and all reasonable fees and expenses of special STB or other collateral or regulatory counsel (and other local counsel reasonably engaged by the Collateral Agent or the Agent), as the case may be, in connection with the preparation and review of the Collateral Documents and the other Loan Documents and Lease Documents from time to time entered into or reviewed pursuant to this Agreement and all documents related thereto, the search of railcar conveyance and Lien records, the recordation of documents with the STB or other applicable Governmental Authority, inspection and appraisal fees and the making of the Loans hereunder, whether or not any Funding Date or other transaction contemplated hereby closes and (ii) all taxes which the Collateral Agent or any Protected Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes) or to free any of the Collateral from the Lien thereof.
In addition, the Borrower shall pay promptly on demand all reasonable out of pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses and fees and expenses of any expert witnesses) incurred by the Agent, the Collateral Agent and the Lenders in connection with the enforcement and protection of the rights of the Agent, the Collateral Agent and the Lenders under any of the Loan Documents and any amendments thereto and waivers thereof and any Default or Event of Default, including without limitation, the performance by the Agent or the Lenders of any act any Facility Party has covenanted to do under the Loan Documents and/or the Management Agreement to the extent such Facility Party fails to comply with any such covenant.
SECTION 12.05     Indemnification. Whether or not the transactions contemplated hereby are consummated, each Facility Party (other than any successor Manager appointed pursuant to this Agreement that is not an Affiliate of the Borrower), jointly and severally, agree to indemnify, save and hold harmless the Agent, the Collateral Agent, each Lender, each other Protected Party and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against (and without duplication of amounts payable or the provisions which relate to such payment under the other provisions of the Loan Documents): (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Facility Party, any Affiliate of any Facility Party or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Agent or the Collateral Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor Loan Documents, the Commitments, the use of or contemplated use of the proceeds of any Loan, or the relationship of any Andersons Party, the Agent, the Collateral Agent and the

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Lenders under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; (iv) any Loan Document, Lease Document, other Transaction Document or any document contemplated hereby or thereby and payments made pursuant hereto or thereto or any transaction contemplated hereby or thereby or the exercise of rights and remedies hereunder or thereunder, any breach by any Facility Party of any Transaction Document or Lease Document or a Lessee of any Lease Document, (v) any Railcar, any Part or the Borrower’s or Guarantor’s acquisition or ownership of, or the selection, design, financing, lease, control, operation, condition, location, storage, modification, repair, sale, use, maintenance, possession, registration, delivery, non-delivery, transportation, transfer or disposition of, any Railcar or Part; (vi) any liability arising under or in respect of any Environmental Law, in each case relating to any Railcar or the use, operation or ownership thereof, whether by any Facility Party, any Lessee or any other Person; (vii) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by, imposed on or asserted against such Indemnitee in connection with any investigation or administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Collateral Document or in any other way connected with the enforcement of any of the terms of, or the presentation of any rights under, or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, intent or other defects, whether or not discoverable), the violation of any laws of any country, state or other governmental body or unit, or any tort (including, without limitation, any claims, arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnities)), or property damage or contract claim; and (viii) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including fees and disbursements of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Facility Party, their respective directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Facility Party agrees not to assert any claim against the Agent, the Collateral Agent, any Lender, any other Protected Party, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising

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out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans. Without prejudice to the survival of any other agreement of the Facility Parties hereunder and under the other Loan Documents, the agreements and obligations of the Facility Parties contained in this Section 12.05 shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.
The Facility Parties (other than any successor Manager appointed pursuant to this Agreement that is not an Affiliate of the Borrower) shall, no later than 20 days following demand, reimburse any Indemnitee for any Indemnified Liability referred to above or, upon request from any Indemnitee, shall pay such amounts directly. Any payment made to or on behalf of any Indemnitee pursuant to this Section 12.05 shall be adjusted to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the amount of the payment. To the extent that any Facility Party in fact indemnifies any Indemnitee pursuant to the provisions of this Section 12.05 (other than in respect of Taxes), such Facility Party shall be subrogated to such Indemnitee’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.
If a claim of the type described above is made against an Indemnitee and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release any Facility Party from any of its obligations hereunder. The Facility Parties shall be entitled, in each case at their sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnitee: (i) in any judicial or administrative proceeding that involves solely a claim of the type described above, to assume responsibility for and control thereof, (ii) in any judicial or administrative proceeding involving a claim of the type described above and other claims related or unrelated to the transactions contemplated by this Agreement or any other Loan Document (other than with respect to Taxes), to assume responsibility for and control of such claim, to the extent that the same may be and is severed from such other claims and (iii) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding anything in the foregoing to the contrary, no Facility Party shall be entitled to assume responsibility for and control of any such judicial or administrative proceedings: (A) while an Event of Default shall have occurred and be continuing; (B) if such proceedings will involve any risk of criminal liability or a material risk of the sale, forfeiture or loss of any part of the Collateral; or (C) to the extent that the Indemnitee has defenses available to it which are not available to any Facility Party and allowing such Facility Party to assert such defenses will be prejudicial to the interests of such Indemnitee; provided that the limitation on the Facility Parties’ ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.
The relevant Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for either Facility Party to control or participate in any proceeding to the extent permitted by this Section 12.05. Such Indemnitee shall not enter into a settlement or other compromise with respect to any covered claim without the prior

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written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be protected with respect to such covered claim.
This Section 12.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
SECTION 12.06     Successors and Assigns.
(a)    Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that no Facility Party may assign or transfer any of its interests and obligations without the prior written consent of either the Required Lenders or the Lenders, as the terms set forth in Section 12.03 may require;
(b)    Assignments. Any Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and its Commitments); provided, however, that
(i)    each such assignment shall be to an Eligible Assignee;
(ii)    except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund (A) the aggregate amount of the Commitment of the assigning Lender subject to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not, without the consent of the Borrower and the Agent, be less than $5,000,000 and an integral multiple of $1,000,000 (or such other amount as shall equal the assigning Lender’s entire Commitment) and (B) after giving effect to such assignment, unless otherwise consented to by the Borrower, the aggregate amount of the Commitment and/or Loans of the assigning Lender shall not be less than $2,500,000 (unless the assigning Lender shall have assigned its entire Commitment and/or the entire balance of the outstanding Loans); and
(iii)    the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Assumption in the form of Exhibit C, together with any Note subject to such assignment and a processing fee of $3,500, payable or agreed between the assigning Lender and the assignee.
(c)    Assignment and Assumption. By executing and delivering an Assignment and Assumption in accordance with this Section 12.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the financial

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condition of the Facility Parties or the performance or observance by any Facility Party of any of its obligations under this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, the Collateral Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes each of the Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Loan Document as are delegated to each of the Agent and the Collateral Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 12.06(c), the assignor, the Agent and the Facility Parties shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a U.S. Person under Section 7701(a)(30) of the Code, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01.
(d)    Register. The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for purposes of this Section 12.06(d), to (i) maintain a register (the “Register”) on which the Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Assumption delivered to the Agent pursuant to this Section 12.06(d). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this Section 12.06(d), otherwise complies with Section 12.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Agent on the Register only upon the acceptance by the Agent of

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a properly executed and delivered Assignment and Assumption and payment of the administrative fee referred to in Section 12.06(b)(iii). The Register shall be available at the offices where kept by the Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Agent.
(e)    Participations. Each Lender may, without the consent of the Borrower or the Agent, sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of right of setoff contained in Section 12.08 and the yield protection provisions contained in Sections 3.01, 3.03 and 3.04 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protections; provided that the Borrower shall not be required to reimburse any participant pursuant to Sections 3.01, 3.03 or 3.04 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation and (iv) the Facility Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Facility Parties relating to the Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a participant shall, as agent of the Borrower solely for the purpose of this Section 12.06(e), record in book entries maintained by such Lender the name and the amount of the participating interest of each participant entitled to receive payments in respect of such participating interests (“Participant Register”). The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent shall have no responsibility for maintaining a Participant Register.
(f)    Other Assignments. Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Loans or Notes to a Federal Reserve Bank and (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Loans or Notes, if any) to secure obligations of such Lender; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other Person to which such option, pledge or assignment has been made for such Lender as a party hereto.

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(g)    Information. Any Lender may furnish any information concerning any Facility Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.07.
SECTION 12.07     Confidentiality. Each of the Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority with jurisdiction over the Agent, the Collateral Agent or Lender, as applicable; (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (vii) with the written consent of the Borrower; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (ix) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from or on behalf of any Facility Party relating to any Facility Party or its respective business, other than any such information that is available to the Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by or on behalf of a Facility Party; provided that, in the case of information received from or on behalf of a Facility Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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SECTION 12.08     Set-off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower or the Guarantor against obligations and liabilities of the Borrower or the Guarantor to the Lenders hereunder, under the Loans and Notes, under the other Loan Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Each of the Borrower and the Guarantor hereby agrees that to the extent permitted by law any Person purchasing a participation in the Loans and Commitments hereunder may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by the Borrower or the Guarantor to the Lender.
SECTION 12.09     Interest Rate Limitation. The Agent, the Lenders and the Facility Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect. Neither any Facility Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Credit Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this Section 12.09 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders and the Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Credit Obligation is accelerated. If (i) the maturity of any Credit Obligation is accelerated for any reason, (ii) any Credit Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (iii) any Lender of any other holder of any or all of the Credit Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Credit Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Credit Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, the Agent, the Lenders and the Facility Parties (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium

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rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Credit Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law. As used in this Section 12.09 the term “Applicable Law” includes, without limitation, the laws of the State of Ohio, the laws of the State of New York or the laws of the United States of America, whichever laws allow the greatest interest, as such laws now exist or may be changed or amended or come into effect in the future.
SECTION 12.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
SECTION 12.11     Integration. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 12.12     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and any subsequent making or deemed making thereof. Such representations and warranties have been or will be relied upon by the Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.
SECTION 12.13     Severability. Any provision of this Agreement and the other Loan Documents to which any Facility Party is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 12.14     Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.07, then the Borrower may, at its sole expense and

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effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid (or cause the fee to be paid) to the Agent the assignment fee (if any) specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elect to replace such Lender in accordance with this Section 12.15, it shall promptly execute and deliver to the Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Agent any Note (if a Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.
Notwithstanding anything in this Section to the contrary, the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 11.09.
SECTION 12.15     Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
SECTION 12.16     Marshalling; Payments Set Aside. None of the Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or the Collateral Agent (or to the Agent for the benefit of the Lenders or the Collateral Agent for the benefit of the Protected Parties), or the Agent or the Collateral Agent enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are

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subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
SECTION 12.17     Performance by the Agent. If any Facility Party fails to perform any of its obligations under this Agreement or any other Loan Document or the Management Agreement in a timely fashion, the Agent shall be entitled, but not obliged, to perform such obligation at the expense of the Borrower and without waiving any rights that it may have with respect to such breach.
SECTION 12.18     Third Party Beneficiaries. Each Protected Party is an express third party beneficiary hereof.
SECTION 12.19     Governing Law; Submission to Jurisdiction. (I) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each Facility Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. Each Facility Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 12.20     Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT

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OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 12.21     The Patriot Act. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and any comparable law applicable to any Lender, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and/or any Lender to identify the Borrower in accordance with the Patriot Act.
SECTION 12.22     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 12.23     Updates to Schedules. If any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall, upon the reasonable request of the Agent, provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Borrower may, with the prior written consent of the Agent, modify Schedule 7.02 by deleting therefrom the Stencil Number and Car Type of any Railcar listed in such Schedule that has been damaged, destroyed or otherwise rendered unserviceable and thus ceases to serve as collateral for the Debt of Andersons and by inserting into such Schedule the Stencil Number and Car Type of another Railcar of the Borrower,

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approved by the Agent in writing, that will serve as substitute or replacement collateral for such Debt of Andersons.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
Borrower
THE ANDERSONS RAILCAR LEASING COMPANY LLC

By:	Name: Title:

Guarantor
THE ANDERSONS RAILCAR COMPANY LLC

By:	Name: Title:

Manager
THE ANDERSONS RAIL MANAGEMENT COMPANY LLC

By:	Name: Title:

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Agents
PNC BANK, NATIONAL ASSOCIATION as Agent

By:	Name: Matthew Titus Title: Vice President
PNC BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	Name: Matthew Titus Title: Vice President

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Lenders
PNC BANK, NATIONAL ASSOCIATION, as Lender, Letter of Credit Issuer and Swingline Lender

By:	Name: Matthew Titus Title: Vice President
ING BANK, a Branch of ING-DiBa AG, as Lender

By:	Name: Title:
BANK OF MONTREAL, as Lender

By:	Name: Title:
MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By:	Name: Title:
FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as Lender

By:	Name: Title:
FIRST MIDWEST BANK, as Lender

By:	Name: Title:

130    Amended and Restated Revolving Asset Based Loan Agreement

131    Amended and Restated Revolving Asset Based Loan Agreement

SCHEDULE A
AGENT’S ACCOUNT

Bank: PNC Bank, National Association
Wire Funds to: PNC Bank, National Association
ABA Number: 043000096
For the Account of: PNC Bank, National Association
Account Number: 130760017005
Account Name: Wire Suspense – Agency Services
Reference: Andersons Railcar
Address: 500 First Avenue, Pittsburgh, PA 15219

SCHEDULE 1.01
LENDERS AND COMMITMENTS

Lender	Commitment Amount	Commitment Percentage
PNC Bank, National Association	$65,000,000.00	32.500%
ING Bank, a Branch of ING-DiBa AG	$50,000,000.00	25.000%
Bank of Montreal	$40,000,000.00	20.000%
Manufacturers and Traders Trust Company	$20,000,000.00	10.000%
First Tennessee Bank National Association	$15,000,000.00	7.500%
First Midwest Bank	$10,000,000.00	5.000%
Totals	$200,000,000.00	100.00000000%